EXHIBIT 10.1

TERM LOAN AGREEMENT

dated as of June 5, 2018

among

WHIRLPOOL CORPORATION

WHIRLPOOL EMEA FINANCE S.À R.L.

CERTAIN FINANCIAL INSTITUTIONS

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

and

WELLS FARGO SECURITIES, LLC,
as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS
PAGE

ARTICLE 1 DEFINITIONS        1
Section 1.01.    Definitions.        1
Section 1.02.    Accounting Terms and Determinations.    15

ARTICLE 2 THE FACILITY        15
Section 2.01.    Description of Facility.    15
Section 2.02.    Availability of Facility; Required Payments.    16
Section 2.03.    Advances.    16
Section 2.04.    [Reserved].    18
Section 2.05.    [Reserved].    18
Section 2.06.    [Reserved].    18
Section 2.07.    Fees.    18
Section 2.08.    General Facility Terms.    18
Section 2.09.    [Reserved].    24
Section 2.10.    Regulation D Compensation.    24
Section 2.11.    [Reserved].    24
Section 2.12.    Defaulting Lenders.    24

ARTICLE 3 CHANGE IN CIRCUMSTANCES    26
Section 3.01.    Taxes.    26
Section 3.02.    Increased Costs.    28
Section 3.03.    Changes in Capital Adequacy Regulations.    28
Section 3.04.    Availability of Eurocurrency Base Rate.    29
Section 3.05.    Funding Indemnification.    30
Section 3.06.    Mitigation of Additional Costs or Adverse Circumstances;
Replacement of Lenders.     30
Section 3.07.    Lender Statements; Survival of Indemnity.    30
ARTICLE 4 GUARANTY 31
Section 4.01.    Guaranty.    31
Section 4.02.    Waivers.    31
Section 4.03.    Guaranty Absolute.    32
Section 4.04.    Continuing Guaranty.    32
Section 4.05.    Delay of Subrogation.    33
Section 4.06.    Acceleration.    33
Section 4.07.    Reinstatement.    33

ARTICLE 5 CONDITIONS PRECEDENT	33
Section 5.01.    Effectiveness.    33
Section 5.02.    [Reserved].    35
Section 5.03.    Each Extension of Credit.    35

ARTICLE 6 REPRESENTATIONS AND WARRANTIES	36
Section 6.01.    Existence and Standing.    36
Section 6.02.    Authorization and Validity.    36
Section 6.03.    No Conflict; Government Consent.    36

i

Section 6.04.    Financial Statements.    37
Section 6.05.    Material Adverse Change.    37
Section 6.06.    Taxes.    37
Section 6.07.    Litigation and Contingent Obligations.    37
Section 6.08.    ERISA.    38
Section 6.09.    Accuracy of Information.    38
Section 6.10.    Material Agreements.    38
Section 6.11.    Compliance with Laws.    38
Section 6.12.    AML Laws, Anti-Corruption Laws and Sanctions.    39
Section 6.13.    Investment Company Act.    39
Section 6.14.    Environmental Matters.    39
Section 6.15    Proper Legal Form.    39
Section 6.16    Solvency.    40
Section 6.17    Tax Shelter Regulations.    40
Section 6.18    Beneficial Ownership Certification.    40
Section 6.19.    EEA Financial Institution.    40

ARTICLE 7 COVENANTS	41
Section 7.01.    Financial Reporting.    41
Section 7.02.    Use of Proceeds.    42
Section 7.03.    Notice of Default.    43
Section 7.04.    Existence.    43
Section 7.05.    Taxes.    43
Section 7.06.    Insurance.    43
Section 7.07.    Compliance with Laws.    44
Section 7.08.    Inspection.    44
Section 7.09.    Consolidations, Mergers, Dissolution and Sale of Assets.    44
Section 7.10.    Liens.    44
Section 7.11.    Subsidiary Indebtedness.    47
Section 7.12.    Debt to Capitalization Ratio.    47
Section 7.13.    Interest Coverage Ratio.    47
Section 7.14.    Ownership of the Borrower.    47
Section 7.15.    Transactions with Affiliates.    48
Section 7.16.    Limitation on Restricted Actions.    48
Section 7.17.    Limitation on Negative Pledges.    48

ARTICLE 8 DEFAULTS	49
Section 8.01.    Representations and Warranties.    49
Section 8.02.    Payment.    50
Section 8.03.    Covenants.    50
Section 8.04.    Other Obligations.    50
Section 8.05.    Bankruptcy.    51
Section 8.06.    Receivership, Etc.    51
Section 8.07.    Judgments.    51
Section 8.08.    ERISA.    51
Section 8.09.    Guaranty.    52
Section 8.10.    Change of Control.    52

ARTICLE 9 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	52
Section 9.01.    Acceleration; Allocation of Payments after Acceleration.    52
Section 9.02.    Judgment Currency.    53
Section 9.03.    Amendments.    54
Section 9.04.    Preservation of Rights.    54

ARTICLE 10 GENERAL PROVISIONS	55
Section 10.01.    Survival of Representations.    55
Section 10.02.    Governmental Regulation.    55
Section 10.03.    Headings.    55
Section 10.04.    Entire Agreement.    55
Section 10.05.    Several Obligations.    55
Section 10.06.    Expenses; Indemnification.    56
Section 10.07.    Severability of Provisions.    56
Section 10.08.    Nonliability of Lenders.    56
Section 10.09.    CHOICE OF LAW.    57
Section 10.10.    CONSENT TO JURISDICTION.    57
Section 10.11.    WAIVER OF JURY TRIAL; WAIVER OF CONSEQUENTIAL
DAMAGES.    58
Section 10.12.    Binding Effect; Termination.    58
Section 10.13.    Confidentiality.    59
Section 10.14.    Acknowledgement and Consent to Bail-In of EEA Financial
Institutions.    60
Section 10.15.    Confidentiality of Funding Rates.    61

ARTICLE 11 THE ADMINISTRATIVE AGENT	62
Section 11.01.    Appointment and Authority.    62
Section 11.02.    Rights as a Lender.    63
Section 11.03.    Exculpatory Provisions.    63
Section 11.04.    Reliance by Administrative Agent.    64
Section 11.05.    Delegation of Duties.    64
Section 11.06.    Resignation of Administrative Agent.    65
Section 11.07.    Non-Reliance on Administrative Agent and Other Lenders.    66
Section 11.08.     Reimbursement and Indemnification.    66
Section 11.09.    No Other Duties, etc.    66
Section 11.10.    Lender ERISA Matters.    66

ARTICLE 12 SETOFF; RATABLE PAYMENTS	69
Section 12.01.    Setoff.    69
Section 12.02.    Ratable Payments.    69

ARTICLE 13 BENEFIT OF AGREEMENT; PARTICIPATIONS; ASSIGNMENTS	70
Section 13.01.    Successors and Assigns.    70
Section 13.02.    Participations.    70
Section 13.03.    Assignments.    72
Section 13.04.    Dissemination of Information.    73
Section 13.05.    Tax Treatment.    73
Section 13.06.    SPCs.    73
Section 13.07.    Pledges.    74

ARTICLE 14 NOTICES    74
Section 14.01.    Giving Notice.    74
Section 14.02.    Change of Address.    75

ARTICLE 15 COUNTERPARTS	76

ARTICLE 16 PATRIOT ACT NOTICE	76

EXHIBITS
Exhibit A    –    Note
Exhibit B    –    [Reserved]
Exhibit C    –    Assignment Agreement
Exhibit D    –    Compliance Certificate
Exhibit E    –    Borrowing Notice
Exhibit F    –    Continuation/Conversion Notice

SCHEDULES
Schedule I    –    Commitments
Schedule II    –    Eurocurrency Payment Office of the Administrative Agent
Schedule III    –    Pricing Schedule
Schedule IV    –    Notices

TERM LOAN AGREEMENT

This Term Loan Agreement, dated as of June 5, 2018, is among Whirlpool Corporation, a Delaware corporation, Whirlpool EMEA Finance S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 560A, rue de Neudorf, L-2220 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B223.569, the Lenders from time to time party hereto and Wells Fargo Bank, National Association, as Administrative Agent for such Lenders.

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions.

As used in this Credit Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Credit Agreement, by which Whirlpool or any Subsidiary (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or in a series of transactions) at least 25% (in number of votes) of the equity securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency).

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as agent for the Lenders pursuant to Article 11, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 11.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders at the same time and for the same Interest Period.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. As used herein, the term “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders hereunder (which, as of the date of this Credit Agreement, is €600,000,000), as amended from time to time pursuant to the terms hereof.

“AML Laws” means, with respect to Whirlpool or any of its Subsidiaries, all laws, rules, and regulations of any jurisdiction applicable to Whirlpool or such Subsidiary from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means, with respect to Whirlpool or any of its Subsidiaries, all laws, rules, and regulations of any jurisdiction applicable to Whirlpool or such Subsidiary from time to time concerning or relating to bribery or corruption.

“Article” means an article of this Credit Agreement unless another document is specifically referenced.

“Arranger” means Wells Fargo Securities, LLC.

“Authorized Officer” means (i) the Chairman of the Board of Whirlpool, (ii) the President and Chief Executive Officer of Whirlpool, (iii) the Executive Vice President and Chief Financial Officer of Whirlpool, (iv) the Vice President and Treasurer of Whirlpool and (v) any other officer of Whirlpool authorized by resolution of the Board of Directors of Whirlpool to execute and deliver on behalf of Whirlpool this Credit Agreement or any other Loan Document.

“Authorized Representative” means any Authorized Officer and any other officer, employee or agent of a Loan Party designated from time to time as an Authorized Representative in a written notice from any Authorized Officer to the Administrative Agent.

“Bail-In Action” has the meaning specified in Section 10.14.
“Bankruptcy Code” means Title 11, United States Code, Sections 1 et seq., as the same may have been and may hereafter be amended from time to time, and any successor thereto or replacement therefor which may be hereafter enacted.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” means Whirlpool EMEA Finance S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg, and its successors and assigns.

“Borrowing Date” means a date on which the Advances are made hereunder.

“Borrowing Notice” is defined in Section 2.03(c).

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Rate Advances, a day other than Saturday or Sunday on which banks are open for business in New York City, and a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system is open for business and (ii) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in New York City.

“Capitalized Lease” means any lease in which the obligation for rentals with respect thereto is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to the Borrower under this Credit Agreement not exceeding in the aggregate the amount set forth on Schedule I hereto or as set forth in an applicable Assignment Agreement in the form of Exhibit C hereto received by the Administrative Agent under the terms of Section 13.03, as such amount may be modified from time to time pursuant to the terms of this Credit Agreement. On the Effective Date, the maximum Commitment of each Lender shall be the amount set forth under “Commitment” on Schedule I hereto.

“Consolidated Covenant Indebtedness” means, as of the last day of any period, Indebtedness of Whirlpool and its Subsidiaries as at the end of such period, other than (i) Whirlpool’s Brazilian vendor financing, but only to the extent insured by a third party and (ii) Whirlpool’s guarantee of the Harbor Shores development.

“Consolidated EBITDA” means, for any period, the consolidated net income of Whirlpool and its Consolidated Subsidiaries for such period (as determined in accordance with generally accepted accounting principles) plus (i) an amount, which in the determination of such net income has been deducted for (a) Consolidated Interest Expense for such period, (b) taxes in respect of, or measured by, income or excess profits of Whirlpool and its Consolidated Subsidiaries for such period, (c) without duplication, identifiable and verifiable non-recurring cash restructuring charges in an amount not to exceed $100,000,000 in any twelve month period, and non-cash, non-recurring pre-tax charges taken by Whirlpool during such period, (d) depreciation and amortization expense for such period, and (e) non-cash charges and expenses and fees related to class action or other lawsuits, arbitrations or disputes, product recalls, regulatory proceedings and governmental investigations, plus (or minus) (ii) to the extent included in the determination of such net income (x) losses (or income) from discontinued operations for such period and (y) losses (or gains) from the effects of accounting changes during such period, and minus (iii) to the extent not deducted in the determination of such net income and without duplication, cash charges and expenses and fees related to class action or other lawsuits, arbitrations or disputes, product recalls, regulatory proceedings and governmental investigations (provided, for the avoidance of doubt, that in the case of this clause (iii), to the extent that any amounts in respect of any such charges, expenses and fees have been reserved for and have reduced Consolidated EBITDA during any prior period, such amounts shall not be subtracted in calculating Consolidated EBITDA for any subsequent period even if such previously reserved amounts are paid in cash during such subsequent period). For the purpose of calculating Consolidated EBITDA for any period, if during such period Whirlpool or one of its Consolidated Subsidiaries shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall, to the extent reasonably practicable, be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period, as determined in good faith by Whirlpool and detailed, to the extent reasonably practicable, in the applicable Compliance Certificate.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense of Whirlpool and its Consolidated Subsidiaries for such period (as determined in accordance with generally accepted accounting principles). For the purpose of calculating Consolidated Interest Expense for any period, if during such period Whirlpool or one of its Consolidated Subsidiaries shall have made a Material Acquisition or Material Disposition, Consolidated Interest Expense for such period shall, to the extent reasonably practicable, be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period, as determined in good faith by Whirlpool and detailed, to the extent reasonably practicable, in the applicable Compliance Certificate; provided that Whirlpool shall not make such adjustments with respect to any Material Acquisition or Material Disposition unless adjustments are made to Consolidated EBITDA with respect to such Material Acquisition or Material Disposition.

“Consolidated Shareholders’ Equity” means, as of the last day of any period, the amount set forth as “total stockholders’ equity” (or comparable term) on the Consolidated balance sheet of Whirlpool and its Subsidiaries as at the end of such period, excluding effects of (i) accumulated other comprehensive income/losses and (ii) the non-cash write down of up to $50,000,000 of intangibles.

“Consolidated Subsidiary” means, at any date as of which the same is to be determined, any Subsidiary the accounts of which would be consolidated with those of Whirlpool in its consolidated financial statements if such statements were prepared as of such date in accordance with generally accepted accounting principles.

“Continuation/Conversion Notice” is defined in Section 2.03(f).

“Control” is defined in the definition of Affiliate.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Whirlpool or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Convention” is defined in Section 10.10(c).

“Cost of Funds Rate” means, for any day, the sum of (a) a rate per annum determined by the Administrative Agent to be the weighted average of the rates notified to the Administrative Agent by each Lender to be that which expresses as a percentage rate per annum the cost to such Lender of funding its Loans hereunder from whatever source it may reasonably select; provided that if the rate determined under this clause (a) shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement, plus (b) the Eurocurrency Margin.

“Credit Agreement” means this Term Loan Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Debt to Capitalization Ratio” means, as of any date of calculation thereof, the ratio of (i) Consolidated Covenant Indebtedness to (ii) the sum of Consolidated Covenant Indebtedness plus Consolidated Shareholders’ Equity.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event described in Article 8.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Whirlpool in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Whirlpool or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Whirlpool, to confirm in writing to the Administrative Agent and Whirlpool that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Whirlpool), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors (other than by way of an Undisclosed Administration (as defined below)) or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to Whirlpool and each Lender. “Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Dollars” and “$” each mean lawful money of the United States of America.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“euro” and “€” each mean the common currency of participating members of the European Union.

“Euro Amount” of any currency at any date means (i) the amount of such currency if such currency is euros or (ii) the equivalent amount of euros if such currency is any currency other than euros, calculated at approximately 11:00 a.m. (London Time) as set forth on the applicable Reuters Screen on the date of determination; provided that if more than one rate is listed then the applicable conversion rate shall be the arithmetic average of such rates. If for any reason such conversion rates are not available, the Euro Amount shall be calculated using the arithmetic average of the spot buying rates for such currency in euros as quoted to the Administrative Agent by three foreign exchange dealers of recognized standing in the United States selected by the Administrative Agent at approximately 11:00 a.m. (London time) on any date of determination.

“EURIBO Screen Rate” has the meaning assigned to it in the definition of “Eurocurrency Base Rate.”

“Eurocurrency Base Rate” means, with respect to a Eurocurrency Rate Advance for the relevant Interest Period, the greater of zero and the rate appearing on Reuters EURIBOR01 Page (or on any successor or substitute page of Reuters, or any successor to or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in euro; in each case, the “EURIBO Screen Rate”) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period; provided that if the EURIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Credit Agreement.

“Eurocurrency Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Eurocurrency Payment Office” means (a) the office, branch or affiliate of the Administrative Agent specified as its “Eurocurrency Payment Office” in Schedule II hereto or (b) such other office, branch, affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to the Borrower and each Lender as its Eurocurrency Payment Office.

“Eurocurrency Rate” means, with respect to a Eurocurrency Rate Advance or a Eurocurrency Rate Loan for each day during the relevant Interest Period, the sum of (a) the Eurocurrency Base Rate applicable to such Interest Period plus (b) the Eurocurrency Margin for such day.

“Eurocurrency Rate Advance” means an Advance which bears interest at the Eurocurrency Rate.

“Eurocurrency Rate Loan” means a Loan which bears interest at the Eurocurrency Rate.

“European Union” means the European countries that are signatories to the Treaty on European Union.

“Facility Office” means the Lending Installation notified by a party to the Credit Agreement to the Administrative Agent in writing on or before the date it becomes a party the Credit Agreement (or, following that date, by not less than five Business Days’ written notice) as the Lending Installation through which it perform its obligations under this Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, or any treaty or convention entered into in connection with the implementation of the foregoing.

“Foreign Subsidiary” means a Subsidiary of Whirlpool that is organized and domiciled (and the majority of whose assets are located) outside of the United States of America.

“Funding Deadline” means June 11, 2018.

“Guaranteed Obligations” is defined in Section 4.01.

“Guaranty” of any Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, and shall include, without limitation, the contingent liability of such Person under or in relation to any letter of credit (or similar instrument), but shall exclude endorsements for collection or deposit in the ordinary course of business.

“Indebtedness” means, without duplication, with respect to Whirlpool and each Subsidiary, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of any of its Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens (other than Liens of the type described in Sections 7.10(ii) and 7.10(iv) through (xviii) inclusive that are not otherwise included within this definition of “Indebtedness”) or payable out of the proceeds or production from any Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations under Capitalized Leases which would be shown as a liability on a balance sheet of such Person, (vi) net liabilities under any agreement, device or arrangement designed to protect at least one of the parties thereto from the fluctuation of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions

(including any cancellation, buy back, reversal, termination or assignment thereof), and (vii) Indebtedness of another Person for which such Person is obligated pursuant to a Guaranty. For the avoidance of doubt, in no event shall obligations of any such Person in respect of any operating lease constitute “Indebtedness.”

“Interest Coverage Ratio” means, as of any date of calculation thereof, the ratio of (i) Consolidated EBITDA for the twelve month period ending on such date to (ii) Consolidated Interest Expense for the twelve month period ending on such date.

“Interest Period” means, with respect to a Eurocurrency Rate Advance, the period commencing on the date of such Advance and ending on the day that is one week or one, two, three or six months (or, with the consent of each Lender, such other period of up to twelve months) thereafter, as the Borrower may elect and; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Advance having an Interest Period of one or more months, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Rate Advance having an Interest Period of one or more months that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and, in the case of a Eurocurrency Rate Advance, thereafter shall be the effective date of the most recent conversion or continuation of such Advance.

“Lenders” means the financial institutions listed on the signature pages of this Credit Agreement, each commercial bank that shall become a party hereto pursuant to Section 2.03(c)(iii) and their respective permitted successors and assigns.
“Lending Installation” means any office, branch, subsidiary or affiliate of any Lender or the Administrative Agent.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s portion, if any, of any Advance.

“Loan Documents” means this Credit Agreement and each Note.

“Loan Parties” means Whirlpool and the Borrower.

“Material Acquisition” means any acquisition or series of related acquisitions that involves consideration (including assumption of debt) with a fair market value, as of the date of the closing thereof, in excess of $500,000,000; provided that Whirlpool may, in its sole discretion, treat an acquisition or series of related acquisitions that involve consideration of less than $500,000,000 as a Material Acquisition.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of Whirlpool and its Subsidiaries taken as a whole, (ii) the ability of any Loan Party to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Disposition” means any disposition of property or series of related dispositions of property that involves consideration (including assumption of debt) with a fair market value, as of the date of the closing thereof, in excess of $500,000,000; provided that Whirlpool may, in its sole discretion, treat a disposition or series of related dispositions that involves consideration of less than $500,000,000 as a Material Disposition.

“Material Subsidiary” means a Subsidiary that would constitute a “Significant Subsidiary” under and as defined in Regulation S-X promulgated by the Securities and Exchange Commission.

“Multiemployer Plan” means a Plan as defined in Section 4001(a)(3) of ERISA, maintained pursuant to a collective bargaining agreement or any other arrangement to which Whirlpool or other member of the Controlled Group is a party and to which more than one employer is obligated to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means, with respect to any issuance of Indebtedness described in Section 2.08(b), the excess, if any of (a) cash received by Whirlpool or the applicable Subsidiary in respect of the proceeds of such Indebtedness over (b) the sum of (i) all costs, expenses, fees, premiums and other amounts incurred or reasonably expected to be incurred in relation to such issuance and any transactions effected in connection therewith, plus (ii) the amount, if any, of all taxes (including in connection with any repatriation of funds) paid or estimated to be payable by Whirlpool or any Subsidiary in connection with such issuance and any transactions effected in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.03 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Obligations” of a Person means Indebtedness of such Person (i) incurred to finance the acquisition of property which property is subject to a Lien securing such Indebtedness and generates rentals or other payments sufficient to pay the entire principal of and interest on such Indebtedness on or before the date or dates for payment thereof, (ii) which does not constitute a general obligation of such Person but is repayable solely out of the rentals or other sums payable with respect to the property subject to the Lien securing such Indebtedness and the proceeds from the sale of such property because the holder of such Indebtedness (hereinafter called the “Holder”) shall have agreed in writing at or prior to the time such Indebtedness is incurred that (A) such Person shall not have any personal liability whatsoever (other than for (I) rentals or other sums received by such Person which are subject to the Lien securing such Indebtedness, (II) any other rights assigned to the Holder, (III) the proceeds from any sale or other disposition of the property subject to the Lien securing such Indebtedness and (IV) breach by such Person of any customary representation or warranty (such as a warranty as to ownership of property or a warranty of quiet enjoyment)), either in its capacity as the owner of the property or in any other capacity, to the Holder for any amounts payable with respect to such Indebtedness and that such Indebtedness does not constitute a general obligation of such Person, (B) the Holder shall look for repayment of such Indebtedness and the payment of interest thereon and all other payments with respect to such Indebtedness solely to the rentals or other sums payable with respect to the property subject to the Lien securing such Indebtedness and the proceeds from the sale of such property, and (iii) to the extent the Holder may legally do so, the Holder waives any and all rights it may have to make the election provided under 11 U.S.C. 1111(b)(l)(A) or any other similar or successor provisions against such Person.

“Note” means a promissory note in substantially the form of Exhibit A hereto, with appropriate insertions, duly executed and delivered to the Administrative Agent by the Borrower for the account of a Lender and payable to the order of such Lender, including any amendment, modification, renewal or replacement of such promissory note.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans and the Notes, all accrued and unpaid fees, all obligations of Whirlpool under Article 4 and all other reimbursements, indemnities or other obligations of the Loan Parties to any Lender or the Administrative Agent arising under the Loan Documents.

“Off-Balance Sheet Obligations” means, with respect to Whirlpool and each Subsidiary, (i) the principal portion of such Person’s obligations under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (ii) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person.

“Overnight Base Rate” means, in relation to a Business Day, the applicable euro overnight index average administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant Business Day displayed on page EONIA= of the Reuters screen (or any replacement Reuters page which displays that rate) as of 5:00 P.M. (London Time) on the Business Day preceding the date of determination for the offering of deposits in euro for the period from one Business Day to the immediately following Business Day; provided, that if the Overnight Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Overnight Rate” means, for each day, the sum of (a) the Overnight Base Rate plus (b) the Eurocurrency Margin for such day.

“Participant” is defined in Section 13.02.

“Participant Register” is defined in Section 13.02.

“Payment Date” means the last Business Day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, enterprise, government or any department or agency of any government.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Whirlpool or any other member of the Controlled Group may have any liability.

“Plan of Reorganization” is defined in Section 13.08(c).

“Platform” is defined in Section 14.01(b).

“Pricing Schedule” means Schedule III attached hereto.

“Property” of a Person means any and all property and assets, whether real, personal, tangible, intangible, or mixed, of such Person.

“Purchaser” is defined in Section 13.03.

“Ratable Share” means, with respect to any Lender (a) prior to the Borrowing Date, the percentage of the total Commitments represented by such Lender’s Commitment and (b) on and after the Borrowing Date, the percentage of the total Loans represented by such Lender’s Loans.

“Register” is defined in Section 13.03.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulations or official interpretations of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulations or official interpretations of said Board of Governors relating to the obtaining of credit for the purpose of purchasing or carrying margin stock from (among others) member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

“Request Date” is defined Section 2.03(a).

“Required Lenders” means, at any time, Lenders in the aggregate holding more than 50% of the sum of the aggregate unpaid principal amount of the outstanding Advances plus the aggregate unused Commitments each as in effect at such time, provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Advances and Commitment of such Lender at such time.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal, special, emergency and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Administrative Agent to United States residents). The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in the applicable reserve requirement for all Interest Periods beginning on or after such date.

“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.

“Section” means a numbered Section of this Credit Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by Whirlpool or any member of the Controlled Group for employees of Whirlpool or any member of the Controlled Group.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be, directly or indirectly, so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Whirlpool.

“Substantial Portion” means, with respect to the Property of Whirlpool and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of Whirlpool and its Subsidiaries as would be shown in the consolidated financial statements of Whirlpool and its Subsidiaries as at the last day of the most recent quarter for which financial statements have been delivered pursuant to Section 7.01 or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of Whirlpool and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Taxes” is defined in Section 3.01(a).

“Termination Date” means the earlier of (a) December 1, 2019 and (b) the date on which the Commitments terminate pursuant to the terms of this Credit Agreement.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“Unfunded Vested Liabilities” means the amount (if any) by which the present value of all currently accrued, vested and nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all assets of such Plan allocable to such benefits, all determined on an ongoing Plan basis as set forth in the then most recent actuarial valuation for each such Plan.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors.

“Whirlpool” means Whirlpool Corporation, a Delaware corporation, and its successors and assigns.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Section 1.02.    Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles in the United States of America. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.01; provided, however, if (a) Whirlpool shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in generally accepted accounting principles or the rules promulgated with respect thereto or (b) either the Administrative Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements (or after the Lenders have been informed of the change in generally accepted accounting principles affecting such financial statements, if later), then such calculations shall be made on a basis consistent with the most recent financial statements delivered by Whirlpool to the Lenders as to which no such objection shall have been made.

ARTICLE 2

THE FACILITY
Section 2.01.    Description of Facility.

Upon the terms and subject to the conditions set forth in this Credit Agreement, the Lenders hereby grant to the Borrower a term loan facility pursuant to which each Lender severally agrees to make Loans in euro to the Borrower in accordance with Section 2.03; provided that (A) in no event may the aggregate principal amount of all outstanding Advances exceed the Aggregate Commitment and (B) in no event may the aggregate principal amount of all outstanding Loans made by a Lender exceed such Lender’s Commitment.

Section 2.02.    Availability of Facility; Required Payments.

Subject to all of the terms and conditions of this Credit Agreement, the Borrower may borrow Advances on any one Business Day on or after the Effective Date until the Funding Deadline. The Commitment of each Lender shall expire on the earlier of the Borrowing Date and the Funding Deadline. The Borrower promises to pay its outstanding Loans and its other unpaid Obligations in respect of each Lender in full on the Termination Date.

Section 2.03.    Advances.

(a)    Advances. Each Lender severally agrees, on the terms and conditions set forth in this Credit Agreement to make Loans to the Borrower on any single Business Day, from and including the Effective Date to and including the Funding Deadline, in amounts which shall not exceed in the aggregate the amount equal to its Commitment. Each Advance hereunder shall consist of borrowings made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The Advances shall be repaid as provided by the terms of Sections 2.02 and 2.03(g). Amounts borrowed hereunder and prepaid or repaid may not be reborrowed.

(b)    [Reserved].

(c)    [Reserved].

(d)    Minimum Amount of Each Advance. Each Advance made or continued hereunder shall be in the minimum amount of €5,000,000 or a higher integral multiple of €1,000,000.

(e)    Method of Selecting Interest Periods for New Advances. Subject to all of the terms and conditions of this Credit Agreement, the Borrower shall, for each Eurocurrency Rate Advance, select the Interest Period applicable thereto. The Borrower shall give the Administrative Agent an irrevocable notice substantially in the form of Exhibit E hereto (a “Borrowing Notice”) not later than 1:00 P.M. (New York City time) four Business Days before the Borrowing Date. A Borrowing Notice shall in accordance with all the terms and conditions of this Credit Agreement specify:

(i)    the Borrowing Date, which shall be a Business Day, of such Advance;

(ii)    the aggregate amount of such Advance;

(iii)    in the case of each Eurodollar Rate Advance, the Interest Period applicable thereto; and

(iv)    the account information for the account of the Borrower that shall be credited with the proceeds of such Advance.

(f)    [Reserved].

(g)    Payment or Continuation and Conversion of Advances. Subject to all of the terms and conditions of this Credit Agreement, each Eurocurrency Rate Advance shall continue as a Eurocurrency Rate Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Rate Advance shall automatically be continued for an additional one-month Interest Period unless the Borrower shall have given the Administrative Agent an irrevocable notice substantially in the form of Exhibit F hereto (a “Continuation/Conversion Notice”) requesting that, at the end of such Interest Period, such Eurocurrency Rate Advance either continue as a Eurocurrency Rate Advance for the same or another specified Interest Period. Accordingly, but subject to all of the terms and conditions of this Credit Agreement, the Borrower may elect from time to time to convert all or any part (subject to Section 2.03(d)) of a Eurocurrency Rate Advance into any other Eurocurrency Rate Advance(s); provided that any such conversion shall be made on, and only on, the last day of the Interest Period applicable to the converted Eurocurrency Rate Advance. The Borrower shall give the Administrative Agent a Continuation/Conversion Notice with respect to each continuation or conversion of a Eurocurrency Rate Advance not later than 12:00 Noon (New York City time) at least four Business Days prior to the date of the requested continuation or conversion specifying in accordance with all of the terms and conditions of this Credit Agreement:

(i)    the requested date, which shall be a Business Day, of such continuation or conversion;

(ii)    the aggregate amount of the Eurocurrency Rate Advance which is to be continued or converted;

(iii)    the amount(s) of the Eurocurrency Rate Advance(s) into which such Eurocurrency Rate Advance is to be continued or converted; and

(iv)    the Interest Period applicable to each new Eurocurrency Rate Advance (provided that if no Interest Period is specified, or if the Borrower does not deliver such a notice by such deadline or if a Default has occurred and is continuing, the Borrower shall be deemed to have requested an Interest Period of one month).

(h)    Notice to Lenders. The Administrative Agent shall give prompt notice to each Lender of each Continuation/Conversion Notice received by it.

Section 2.04.    [Reserved].

Section 2.05.    [Reserved].

Section 2.06.    [Reserved].

Section 2.07.    Fees.

The Borrower hereby agrees to pay to the Administrative Agent for its own account such arrangement and administration fees as are heretofore and hereafter agreed upon in writing by the Borrower and the Administrative Agent.

Section 2.08.    General Facility Terms.

(a)    Method of Borrowing. On the Borrowing Date, each Lender shall make available its Loan or Loans, not later than 12:00 Noon (New York City time) in the city of the Administrative Agent’s Eurocurrency Payment Office, in funds immediately available to the Administrative Agent, at the Administrative Agent’s Eurocurrency Payment Office. The Administrative Agent will make the funds so received from the applicable Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

(b)    Prepayments.

(i)    Optional Prepayments. The Borrower may from time to time prepay all of its outstanding Eurocurrency Rate Advances, or, in a minimum aggregate amount of €5,000,000 and in integral multiples of €1,000,000 if in excess thereof, any portion of the outstanding Eurocurrency Rate Advances. The Borrower shall give the Administrative Agent notice with respect to each such prepayment not later than 3:00 p.m. (New York City time) three Business Days prior to the date of the requested prepayment. Any such prepayment pursuant to the foregoing provisions of this Section 2.08 of a Eurocurrency Rate Advance prior to the end of its applicable Interest Period shall be subject to the provisions of Section 3.05.

(ii)    Mandatory Prepayments. The Borrower shall prepay the Loans, without premium or penalty (but subject to the provisions of Section 3.05), together with accrued interest to the date of prepayment, on the first Business Day following receipt of, and in the amount of, all Net Cash Proceeds of any public or 144A issuance in the capital markets by the Borrower, Whirlpool or, if guaranteed by Whirlpool, any Subsidiary (other than indebtedness having a maturity of 270 days or less).

(c)    Interest Rates; Interest Periods. Subject to Section 2.08(d), each Eurocurrency Rate Advance (and each Eurocurrency Rate Loan making up such Eurocurrency Rate Advance) shall bear interest on the outstanding principal amount thereof from and including the first day of each Interest Period applicable thereto to (but not including) the last day of such Interest Period at a rate per annum equal to the Eurocurrency Rate determined pursuant hereto as applicable to such Eurocurrency Rate Advance for each day during such Interest Period. No Interest Period shall end after the latest scheduled Termination Date.

(d)    Rate after Certain Defaults.

(i)    During the existence of any Default under Section 8.02(i), each Advance (and each Loan making up such Advance) not paid when due, whether by acceleration or otherwise, shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance matures, whether by acceleration or otherwise, to but excluding the date it is paid, at the rate otherwise applicable to such Advance plus 2% per annum or, if no rate is applicable, the Overnight Rate plus 2% per annum, payable on demand.

(ii)    During the existence of any Default (other than pursuant to Section 8.02(i)), to the fullest extent permitted by law and provided that Whirlpool shall have received notice at least one Business Day prior to the imposition thereof, the amount of any interest, fee or other amount payable hereunder that is not paid when due shall bear interest for each day from and including the date such payment is due, to but excluding the date it is paid, on any day, the rate equal to the Eurocurrency Rate on such date based on a Eurocurrency Base Rate with a one month Interest Period commencing on such day plus 2%, payable on demand.

(e)    Interest Payment Dates; Interest Basis. (i) Generally. Subject to the next sentence, interest accrued on each Eurocurrency Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Eurocurrency Rate Advance is prepaid, whether due to acceleration or otherwise, at maturity and thereafter on demand. Interest accrued on each Eurocurrency Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval (in the case of Eurocurrency Rate Advances) during such Interest Period. Interest on all Eurocurrency Rate Advances and interest calculated by reference to the Overnight Rate shall be calculated for the actual number of days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 Noon (New York City time). If any payment of principal of, or interest on, an Advance or of fees due hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment such extension of time shall be included in computing interest in connection with such payment. The Borrower promises to pay interest on the Advances as provided in this Section 2.08(e).

(f)    Method of Payment.

(i)    General. All amounts of principal, interest, fees and other Obligations payable by the Loan Parties under the Loan Documents shall be made in euro by 1:00 p.m. (New York City time) on the date when due, in funds immediately available, without condition or deduction for any counterclaim, defense, recoupment or setoff, to the Administrative Agent for its account or the account of the applicable Lenders, as applicable, at the Eurocurrency Payment Office. Prior to the existence of a Default, all amounts due hereunder shall be made ratably among all of the Lenders in the case of all payments (other than the administrative fees retained by the Administrative Agent for its own account). Except as provided in Section 9.01(b), during the existence of any Default, all payments of principal due hereunder shall be applied ratably among all outstanding Advances. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly, but in any event not later than the close of business on the date received by the Administrative Agent if received by the Administrative Agent by 12:00 Noon (New York City time), by the Administrative Agent to such Lender in the same type and currency of funds which the Administrative Agent received at such Lender’s address specified pursuant to Article 14 or at any Lending Installation specified by such Lender in a written notice received by the Administrative Agent. If the Administrative Agent shall fail to pay any Lender the amount due such Lender pursuant to this Section when due, the Administrative Agent shall be obligated to pay to such Lender interest on the amount that should have been paid hereunder for each day from the date such amount shall have become due until the date such amount is paid at the Overnight Base Rate for such day. In the event any amount paid to any Lender hereunder is rescinded or must otherwise be returned by the Administrative Agent each Lender shall, upon the request of the Administrative Agent repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Overnight Base Rate, and thereafter, the Overnight Base Rate plus two percent (2%) per annum.

(g)    Evidence of Debt; Telephonic Notices. Each Lender is hereby authorized to record, in accordance with its usual practice, the date, the amount and the maturity of each of its Loans made hereunder; provided, however, that any failure to so record shall not affect any Loan Party’s obligations under this Credit Agreement. Upon the request of any Lender made through the Administrative Agent such Lender’s Loans shall be evidenced by a Note. Except as otherwise set forth herein, each Loan Party hereby authorizes the Lenders and the Administrative Agent to extend or continue Advances based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender reasonably believes to be an Authorized Representative. If requested by the Administrative Agent or any Lender, the Borrower agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice given by it signed by an Authorized Representative. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. Notwithstanding the foregoing, no telephonic notice may be given to the Administrative Agent if such notice is to be given to the Eurocurrency Payment Office of the Administrative Agent.

(h)    Notification of Advances, Interest Rates and Prepayments. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Continuation/Conversion Notice, and repayment notice received by it hereunder. In addition, with respect to each Borrowing Notice, the Administrative Agent shall notify each Lender of its pro rata share of the Advance to be made pursuant to such Borrowing Notice. The Administrative Agent will notify the Borrower and each Lender of the interest rate applicable to each Advance promptly upon determination of such interest rate; provided, however, that the Administrative Agent’s failure to give any such notice will not affect the Borrower’s obligation to pay interest to the Lenders at the applicable interest rate.

(i)    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or the applicable Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the applicable Lenders, that it does not intend to make such scheduled payment, the Administrative Agent may assume that such scheduled payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such scheduled payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such scheduled payment to the Administrative Agent, the recipient of such scheduled payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of such a repayment due from a Lender, the Overnight Base Rate for such day, or (y) in the case of such a repayment due from the Borrower, the interest rate applicable to the relevant Loan.

(j)    [Reserved].

(k)    Lending Installations. Subject to Section 3.06, each Lender may (i) from time to time book its Loans at any Lending Installation(s) selected by such Lender, and (ii) by written or telecopy notice to the Administrative Agent and the Borrower, designate (or change any such prior designation) a Lending Installation through which Loans will be made by it and for whose account payments on such Loans are to be made. All terms of this Credit Agreement shall apply to any such Lending Installation and any Notes of a Lender shall be deemed held by such Lender for the benefit of its appropriate Lending Installation. Each Lender will notify the Administrative Agent and Whirlpool on or prior to the date of this Credit Agreement of the Lending Installation which it intends to utilize for each Loan hereunder.

(l)    Withholding Tax Exemption.

(i)    Any Lender that is a U.S. Person shall deliver to the Loan Parties and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax on interest paid by a Loan Party incorporated in the United States;

(ii)    Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

(A)    (1)    on or before the date of any payment by a Loan Party incorporated in the United States under this Credit Agreement to such Lender, deliver to Whirlpool and the Administrative Agent two duly completed copies of: (i) United States Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable, (ii) United States Internal Revenue Service Form W-8ECI, or (iii) United States Internal Revenue Service Form W-8IMY, accompanied by United States Internal Revenue Service Form W-8ECI, W-8BEN, or W-8BEN-E, as applicable, or successor applicable form, as the case may be; provided that if the form provided by a Lender at the time such Lender first becomes a party to this Credit Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from the obligation to gross up pursuant to under Section 3.01(c);

(2)    deliver to the Loan Parties and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Loan Parties; and

(3)    obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Loan Parties or the Administrative Agent; or

(B)    in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (1) represent to the Loan Parties (for the benefit of the Loan Parties and the Administrative Agent) that (x) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (y) it is not a “10 percent shareholder” of any Loan Party within the meaning of section 881(c)(3)(B) of the Code and (z) it is not a “controlled foreign corporation” described in section 881(c)(3)(C) of the

Code; (2) agree to furnish to the Loan Parties, on or before the date of any payment by the Loan Parties, with a copy to the Administrative Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable, or successor applicable form certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Credit Agreement (and to deliver to the Loan Parties and the Administrative Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Loan Parties or the Administrative Agent for filing and completing such forms), and (3) agree, to the extent legally entitled to do so, upon reasonable request by the Loan Parties, to provide to the Loan Parties (for the benefit of the Loan Parties and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Credit Agreement; provided, that any Lender that delivers the forms and representation provided in this clause (B) must also deliver to the Loan Parties or the Administrative Agent two accurate, complete and signed copies of either Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable, or W-8ECI, or, in each case, an applicable successor form, establishing a complete exemption from withholding of United States federal income tax imposed on the payment of any fees, if applicable, to such Lender.

Notwithstanding the above, if any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Loan Parties and the Administrative Agent then such Lender shall be exempt from such requirements. Each Person that shall become a Lender or a participant of a Lender pursuant to Section 13.02 or 13.03 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection (i); provided that in the case of a participant of a Lender, the obligations of such participant of a Lender pursuant to this subsection (i) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

(ii)    If any withholding, deduction or other taxes (whether United States, Luxembourg or otherwise) shall be or become applicable after the date of this Credit Agreement to any payments by the Loan Parties to a Lender hereunder, such Lender shall use reasonable efforts to make, fund or maintain the Loan or Loans, as the case may be, through another Lending Installation located in another jurisdiction so as to reduce, to the fullest extent possible, the Loan Parties’ liability hereunder, if the making, funding or maintenance of such Loan or Loans through such other Lending Installation does not, in the reasonable judgment of the Lender, materially affect the Lender of such Loan.

(iii)    If a payment made to a Lender would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Loan Parties, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Loan Parties, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested in writing by the Loan Parties as may be necessary for the Loan Parties to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.08(l)(iii) “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Section 2.09.    [Reserved].

Section 2.10.    Regulation D Compensation.

Each Lender may require the Borrower to pay, contemporaneously with each payment of interest on its Eurocurrency Rate Loans, additional interest on the related Eurocurrency Rate Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the Eurocurrency Base Rate then in effect for such Loan divided by (B) one minus the Reserve Requirement applicable to such Lender over (ii) such Eurocurrency Base Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Eurocurrency Rate Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after the giving of such notice and (y) shall notify the Borrower at least five Business Days prior to each date on which interest is payable on its Eurocurrency Rate Loans of the amount then due such Lender under this Section.

Section 2.11.    [Reserved].

Section 2.12.    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.01 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as Whirlpool may request (so long as no Default or Unmatured Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and Whirlpool, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Credit Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; fifth, to the payment of any amounts owing to Whirlpool as a result of any judgment of a court of competent jurisdiction obtained by Whirlpool against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Credit Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 5.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)    Defaulting Lender Cure. If Whirlpool and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3

CHANGE IN CIRCUMSTANCES

Section 3.01.    Taxes.

(a)    Payments to be Free and Clear. Except as otherwise provided in Section 3.01(c), all sums payable by each Loan Party under the Loan Documents, whether in respect of principal, interest, fees or otherwise, shall be paid without deduction for any present and future taxes, levies, imposts, deductions, charges or withholdings imposed by any government or any political subdivision or taxing authority thereof (but excluding franchise taxes, branch profit taxes and any tax imposed on or measured by the net income, receipts, profits or gains of any Lender) and all interest, penalties or similar liabilities with respect thereto (collectively, “Taxes”), which amounts shall be paid by the applicable Loan Party as provided in Section 3.01(b) below. The applicable Loan Party will pay each Lender the amounts necessary such that the net amount of the principal, interest, fees or other sums received and retained by each Lender is not less than the amount payable under this Credit Agreement.

(b)    Grossing-up of Payments. Except as otherwise provided in Section 3.01(c), if: (i) any Loan Party or any other Person is required by law to make any deduction or withholding on account of any Taxes from any sum paid or expressed to be payable by such Loan Party to any Lender under this Credit Agreement, or (ii) any party to this Credit Agreement (or any Person on its behalf) other than a Loan Party is required by law to deduct or withhold any Tax from, or make a payment of Taxes with respect to, any such sum received or receivable by any Lender under this Credit Agreement:

(A)    the applicable party shall notify the Administrative Agent and, if such party is not the applicable Loan Party, the Administrative Agent will notify the Borrower of any such requirement or any change in any such requirement as soon as such party becomes aware of it;

(B)    the applicable Loan Party shall pay all Taxes before the date on which penalties attached thereto become due and payable, such payment to be made (if the liability to pay is imposed on such Loan Party) for its own account or (if that liability is imposed on any other party to this Credit Agreement) on behalf of and in the name of that party;

(C)    the sum payable by the applicable Loan Party in respect of which the relevant deduction, withholding or payment is required shall (except, in the case of any such payment, to the extent that the amount thereof is not ascertainable when that sum is paid) be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, that party receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment of Taxes) a sum equal to that which it would have received and so retained had no such deduction, withholding or payment of Taxes been required or made; and

(D)    within thirty days after payment of any sum from which the applicable Loan Party is required by law to make any deduction or withholding of Taxes, and within thirty days after the due date of payment of any Tax or other amount which it is required to pay pursuant to the foregoing subsection (B) of this Section 3.01(b), the applicable Loan Party shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent all such certified documents and other evidence as to the making of such deduction, withholding or payment as (x) are reasonably satisfactory to the affected parties as proof of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority, and (y) are required by any such party to enable it to claim a tax credit with respect to such deduction, withholding or payment.

(c)    Conditions to Gross-up. Notwithstanding any provision of this Section 3.01 to the contrary, no Loan Party shall have any obligation to pay any Taxes pursuant to this Section 3.01, or to pay any amount to the Administrative Agent or any Lender pursuant to this Section 3.01, to the extent that they are or result from (i) United States withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06) or (ii) such Lender changes its lending office (other than pursuant to Section 3.06), except in each case to the extent that, pursuant to Section 3.01(b), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (ii) the failure of any Lender or the Administrative Agent to comply with its obligations pursuant to Section 2.08(l) or Section 13.05, or (iii) any Taxes imposed under FATCA.

(d)    Refunds. If any Lender receives a refund in respect of Taxes paid by any applicable Loan Party, it shall promptly pay such refund, together with any other amounts paid by such applicable Loan Party pursuant to Section 3.01 in connection with such refunded Taxes, to such applicable Loan Party, provided that such applicable Loan Party agrees to promptly return such refund to the applicable Lender after it receives notice from the applicable Lender that it is required to repay such refund. Nothing in this Section shall be deemed to require any Lender to disclose confidential tax information.

(e)    Indemnification by Borrower. The Borrower shall indemnify each Lender and the Administrative Agent, as applicable, for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 3.01, subject to the conditions set forth in Section 3.01(c)) imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto provided that if such Lender or the Administrative Agent, as the case may be, fails to file notice to the Borrower of the imposition of such Taxes within 120 days following the receipt of actual written notice of the imposition of such Taxes, there will be no obligation for the Borrower to pay interest or penalties attributable to the period beginning after such 120th day and ending 7 days after the Borrower receives notice from such Lender or the Administrative Agent, as the case may be. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

Section 3.02.    Increased Costs.

If, at any time after the date of this Credit Agreement, the adoption of any applicable law or the application of any applicable governmental or quasi-governmental rule, regulation policy, guideline or directive (whether or not having the force of law), or any Change (as defined in Section 3.03 below) therein, or any change in the interpretation or administration thereof, or the compliance of any Lender therewith,

(i)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than amounts paid pursuant to Section 2.10 and other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Rate Advances), or

(ii)    imposes any other condition (excluding Taxes which the applicable Loan Party is obligated to pay under Section 3.01(a), subject to the conditions set forth in Section 3.01(c)), the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining Eurocurrency Rate Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with Eurocurrency Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurocurrency Rate Loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower or Whirlpool shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Eurocurrency Rate Loans and its Commitment to make Eurocurrency Rate Loans; provided, however, that any amount payable pursuant to this Section 3.02 shall be limited to the amount incurred from and after the date one hundred fifty days prior to the date that such Lender makes such demand.

Section 3.03.    Changes in Capital Adequacy Regulations.

If a Lender determines that the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender in connection with this Credit Agreement, its Loans or its obligation to make Loans hereunder, is increased as a result of a Change (as hereafter defined), then, within 15 days of demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay such Lender the amount which such Lender reasonably determines is necessary to compensate it for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Credit Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy or liquidity); provided, however, that any amount payable pursuant to this Section 3.03 shall be limited to the amount incurred from and after the date one hundred fifty days prior to the date that such Lender makes such demand; provided further, that if such change in or in the interpretation of any law or regulation giving rise to such increased cost is retroactive, then the 150-day period referred to in the preceding proviso shall be extended to include the period of retroactive effect thereof. “Change” means (i) any change after the date of this Credit Agreement in the Risk-Based Capital Guidelines (as hereafter defined), or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Credit Agreement which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender, provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change”, regardless of the date enacted, adopted or issued. “Risk-Based Capital Guidelines” means (x) the risk-based capital guidelines in effect in the United States on the date of this Credit Agreement, including transition rules, and (y) the corresponding capital regulations promulgated by regulatory authorities outside the United States in effect on the date of this Credit Agreement, including transition rules.

Section 3.04.    Availability of Eurocurrency Base Rate.

If any Lender determines that maintenance at a suitable Lending Installation of its Eurocurrency Rate Loans would violate any applicable law, rule, regulation or directive, whether or not having the force of law, and notifies the Borrower and the Administrative Agent of such determination, then, subject to Section 3.06, the Administrative Agent shall suspend the availability of Eurocurrency Rate Advances and, if such Lender determines that it is necessary, require that any Eurocurrency Rate Loan bear interest based upon the Cost of Funds Rate; provided, that if each Lender that shall have delivered the foregoing notice (x) determines that the circumstances causing such illegality have ceased to exist and that maintenance at a suitable Lending Installation of its Eurocurrency Rate Loans would no longer violate any applicable law, rule, regulation or directive, whether or not having the force of law, and notifies the Borrower and the Administrative Agent of such determination, or (y) shall be replaced pursuant to Section 3.06 or shall otherwise cease to be a Lender with a Commitment hereunder, then Eurocurrency Rate Advances shall again be available. If the Administrative Agent determines (or is advised by the Required Lenders) that the combination of the interest rate applicable to Eurocurrency Rate Advances and payments due pursuant to Sections 3.01 and 3.02 with respect to such Eurocurrency Rate Advances does not accurately reflect the cost of making or maintaining Eurocurrency Rate Advances, then, subject to Section 3.06, upon notice by the Administrative Agent to the Borrower the Advances shall bear interest based upon the Cost of Funds Rate. If the Administrative Agent determines (or is advised by the Required Lenders) that the EURIBO Rate Screen Rate is unavailable and consequently the interest rate applicable to Eurocurrency Rate Advances cannot be determined, then, upon notice by the Administrative Agent to the Borrower the Advances shall bear interest based upon the Cost of Funds Rate.

Section 3.05.    Funding Indemnification.

If any payment of a Eurocurrency Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Rate Loan is not made on the date specified by the Borrower for any reason other than default by a Lender, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Rate Loan (but excluding loss of profits).

Section 3.06.    Mitigation of Additional Costs or Adverse Circumstances; Replacement of Lenders.

If, in respect of any Lender, circumstances arise which would or would upon the giving of notice result in:

(i)    an increase in the liability of a Loan Party to such Lender under Section 3.01, 3.02 or 3.03;

(ii)    the unavailability of a Eurocurrency Rate Advance under Section 3.04; or

(iii)    a Lender being unable to deliver the forms required by Section 2.08(l);

then, without in any way limiting, reducing or otherwise qualifying the applicable Loan Party’s obligations under any of the Sections referred to above in this Section 3.06, such Lender shall promptly upon becoming aware of the same notify the Administrative Agent thereof and shall, in consultation with the Administrative Agent and Whirlpool and to the extent that it can do so without disadvantaging itself, take such reasonable steps as may be reasonably open to it to mitigate the effects of such circumstances (including, without limitation, the designation of an alternate Lending Installation or the transfer of its Loans to another Lending Installation). If and so long as a Lender has been unable to take, or has not taken, steps acceptable to Whirlpool to mitigate the effect of the circumstances in question, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, such Lender shall be obliged, at the request and expense of Whirlpool, to assign all its rights and obligations hereunder to another Lender (or an Affiliate of another Lender) or any other Person nominated by Whirlpool with the approval of the Administrative Agent (which shall not be unreasonably withheld) and willing to participate in the facility in place of such Lender; provided that (i) all obligations owed to such assigning Lender shall be paid in full and (ii) such Person satisfies all of the requirements of this Credit Agreement including, but not limited to, providing the forms required by Sections 2.08(l) and 13.03(b). Notwithstanding any such assignment, the obligations of the Loan Parties under Sections 3.01, 3.02, 3.03 and 10.06 shall survive any such assignment and be enforceable by such Lender.

Section 3.07.    Lender Statements; Survival of Indemnity.

Each Lender shall deliver to the Borrower and Whirlpool a written statement of such Lender as to the amount due, if any, under Section 3.01, 3.02, 3.03 or 3.05. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the applicable Loan Party in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Rate Loan shall be calculated as though each Lender funded its Eurocurrency Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable within 15 days after receipt by the Borrower and Whirlpool of the written statement. The obligations of any Loan Party under Sections 3.01, 3.02, 3.03 or 3.05 shall survive payment of any other of such Loan Party’s Obligations and the termination of this Credit Agreement.

ARTICLE 4

GUARANTY

Section 4.01.    Guaranty.

For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Lenders to make Loans to the Borrower, Whirlpool hereby irrevocably, absolutely and unconditionally guarantees prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future obligations of the Borrower to the Administrative Agent and the Lenders, or any of them, under or with respect to the Loan Documents, whether for principal, interest (including, without limitation, all interest accruing subsequent to the commencement of any case, proceeding or other action relating to the Borrower under the Bankruptcy Code or any similar law with respect to the bankruptcy, insolvency or reorganization of the Borrower, and all interest which, but for any such case, proceeding or other action would otherwise accrue), fees, expenses or otherwise (collectively, the “Guaranteed Obligations”). Whirlpool also agrees that all payments under this guaranty shall be made in the same currency and manner as provided herein for the Guaranteed Obligations.

Section 4.02.    Waivers.

Whirlpool waives notice of the acceptance of this guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Whirlpool further waives presentment, protest, notice of notices delivered or demand made on the Borrower or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Administrative Agent and the Lenders to sue the Borrower, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations or any part thereof.

Section 4.03.    Guaranty Absolute.

This guaranty is a guaranty of payment and not of collection, it is a primary obligation of Whirlpool and not one of surety, and the validity and enforceability of this guaranty shall be absolute and unconditional irrespective of, and shall not be impaired or affected by, any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy or of any default with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this guaranty even though the Administrative Agent and the Lenders might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this guaranty; (g) any change in the ownership of the Borrower or the insolvency, bankruptcy or any other change in the legal status of the Borrower; (h) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or payment when due of the Guaranteed Obligations; (i) the failure of Whirlpool or the Borrower to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this guaranty; (j) the existence of any claim, setoff or other rights which Whirlpool may have at any time against the Borrower, or any other Person in connection herewith or an unrelated transaction; or (k) any other circumstances, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor; all whether or not Whirlpool shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (j) of this Section 4.03. It is agreed that Whirlpool’s liability hereunder is several and independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed Obligations or any part thereof and that Whirlpool’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by the Borrower of the Guaranteed Obligations in the manner agreed upon between the Borrower and the Administrative Agent and the Lenders.

Section 4.04.    Continuing Guaranty.

The Lenders may make or continue Loans to the Borrower from time to time without notice to or authorization from Whirlpool regardless of the financial or other condition of the Borrower at the time any Loan is made or continued, and no Lender shall have any obligation to disclose or discuss with Whirlpool its assessment of the financial condition of the Borrower. This guaranty shall continue in effect, notwithstanding any extensions, modifications, renewals or indulgences with respect to, or substitution for, the Guaranteed Obligations or any part thereof, until all of the Guaranteed Obligations shall have been paid in full and all of the Commitments shall have expired or been terminated.

Section 4.05.    Delay of Subrogation.

Until the Guaranteed Obligations have been paid in full, Whirlpool shall not exercise any right of subrogation with respect to payments made by Whirlpool pursuant to this guaranty.

Section 4.06.    Acceleration.

Whirlpool agrees that, as between Whirlpool on the one hand, and the Lenders and the Administrative Agent, on the other hand, the obligations of the Borrower guaranteed under this Article 4 may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 9.01 for purposes of this Article 4, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting the Borrower or otherwise) preventing such declaration as against the Borrower and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by Whirlpool for purposes of this Article 4.

Section 4.07.    Reinstatement.

The obligations of Whirlpool under this Article 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Whirlpool agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

ARTICLE 5

CONDITIONS PRECEDENT

Section 5.01.    Effectiveness.

This Credit Agreement shall not be effective and no Lender shall be required to fund its portion of the initial Advance hereunder to the Borrower until a date (the “Effective Date”) upon which following conditions have been satisfied:

(a)    The Loan Parties have furnished or caused to be furnished to the Administrative Agent the following:

(i)    A copy of the articles, certificate or charter of incorporation or similar document or documents of each Loan Party, certified by the Secretary or Assistant Secretary or other Authorized Representative of each Loan Party or by the appropriate governmental officer in the jurisdiction of incorporation or organization or other formation of each Loan Party within thirty days of the Effective Date;

(ii)    A certificate of good standing, to the extent applicable, for each Loan Party from its jurisdiction of incorporation dated within thirty days of the Effective Date;

(iii)    A copy, certified as of the Effective Date by the Secretary or Assistant Secretary or other Authorized Representative of each Loan Party of its by-laws or similar governing document;

(iv)    A copy, certified as of the Effective Date by the Secretary or Assistant Secretary or other Authorized Representative of each Loan Party, of the resolutions of its Board of Directors (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the execution of this Credit Agreement and the other Loan Documents to be executed by it;

(v)    An incumbency certificate, executed as of the Effective Date by the Secretary or an Assistant Secretary of Whirlpool, which shall identify by name and title and bear the signature of all Authorized Officers which shall be authorized to execute Loan Documents on behalf of Whirlpool, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by Whirlpool;

(vi)    An incumbency certificate, executed as of the Effective Date by the Secretary or an Assistant Secretary or other Authorized Representative of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign this Credit Agreement and the other Loan Documents to be executed by the Borrower and to receive extensions of credit hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(vii)    A certificate, signed by an Authorized Officer stating that on the Effective Date (i) no Default or Unmatured Default has occurred and is continuing, and (ii) the representations and warranties contained in Article 6 are true and correct;

(viii)    Written opinions of counsel to each Loan Party, including counsel to Whirlpool as guarantor of the Borrower under Article 4 hereof, given upon the express instructions of the Borrower and Whirlpool, each dated the Effective Date and addressed to the Administrative Agent and each of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent;

(ix)    A certificate, signed by an Authorized Officer stating that since December 31, 2017, except as disclosed in filings with the Securities Exchange Commission prior to the Effective Date, there has been no development or event relating to or affecting Whirlpool or any of its Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect; and

(x)    Such other documents and information as any Lender or its counsel may have reasonably requested by not later than three Business Days prior to the proposed Effective Date.

(b)    The Lenders, the Administrative Agent and their Affiliates shall have received all fees required to be paid, and all expenses relating to the negotiation, execution and delivery of this Credit Agreement and which are required to be paid to such parties pursuant to the terms hereof for which invoices have been presented by not later than the Business Day prior to the proposed Effective Date.

(c)    All governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Loan Parties shall have been obtained and be in full force and effect.

(d)    At least three days prior to the Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests at least five Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Loan Party.

(e)    The Lenders shall have received such documents and other information as may be required for “know your customer” or similar requirements to the extent requested at least ten days prior to the proposed Effective Date.

Section 5.02.    [Reserved].

Section 5.03.    Each Extension of Credit.

No Lender shall be required to fund its portion of any Advance (including, without limitation, the initial Advance hereunder), unless on the Borrowing Date:

(i)    Prior to and after giving effect to such Advance there exists no Default or Unmatured Default;

(ii)    The representations and warranties contained in Article 6 are true and correct in all material respects as of the Borrowing Date (except for the representations and warranties set forth in Sections 6.06 and 6.12 solely as such representations and warranties relate to any Subsidiary acquired in connection with a Material Acquisition (including any Subsidiary of the target of such Material Acquisition) consummated within 30 days prior to the Borrowing Date, which representations and warranties shall not be required to be true and correct pursuant to this condition); and

(iii)    The Borrower shall have delivered the applicable notices described in Section 2.03(a).

Each request for extension of credit hereunder shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.03(i) and (ii) have been satisfied.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties represents and warrants to the Lenders that:

Section 6.01.    Existence and Standing.

It and each of its Material Subsidiaries is duly incorporated or otherwise organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of incorporation or organization or other formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 6.02.    Authorization and Validity.

It has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. Its execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other proceedings, and the Loan Documents to which it is a party constitute its legal, valid and binding obligations enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of money) contained herein or therein may be limited by equitable principles generally and by principles of good faith and fair dealing.

Section 6.03.    No Conflict; Government Consent.

Neither its execution and delivery of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor its compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or any of its Subsidiaries or the articles, certificate or charter of incorporation or by-laws or other organizational or constitutional documents of it or any of its Subsidiaries or the provisions of any indenture, instrument or agreement to which it or any of its Subsidiaries is a party or is subject, or by which it or its Property is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of it or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement, in any such case which violation, conflict, default, creation or imposition has not had or could not reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, its execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents to which it is a party other than those the absence of which has not had or could not reasonably be expected to have a Material Adverse Effect.

Section 6.04.    Financial Statements.

The December 31, 2017 financial statements of Whirlpool and its Consolidated Subsidiaries were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the financial condition of Whirlpool and its Consolidated Subsidiaries at such date and the results of their operations for the period then ended.

Section 6.05.    Material Adverse Change.

Except as disclosed in filings with the Securities and Exchange Commission as of such date, there has been no material adverse change since December 31, 2017 in the business, Property, condition (financial or otherwise) or results of operations of Whirlpool and its Consolidated Subsidiaries.

Section 6.06.    Taxes.

Whirlpool and its Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Whirlpool or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and except to the extent that any such failure to make such filings or payments would not reasonably be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes other than any such liens or claims that would not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of Whirlpool and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

Section 6.07.    Litigation and Contingent Obligations.

Except as disclosed in filings with the Securities and Exchange Commission prior to the date hereof (i) there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect, and (ii) neither it nor any of its Subsidiaries has any contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.04 which has had or could reasonably be expected to have a Material Adverse Effect.

Section 6.08.    ERISA.

No member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $50,000,000 in the aggregate. Each Plan complies with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, no member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan, except, in each case, to the extent that any of the events described in this sentence, together with all other such events, which shall have occurred, taken in the aggregate, would reasonably be expected to have a Materially Adverse Effect.

Section 6.09.    Accuracy of Information.

No information or report furnished by it to the Administrative Agent or the Lenders in connection with the negotiation of, or compliance with, the Loan Documents contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not misleading.

Section 6.10.    Material Agreements.

Neither it nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing any Indebtedness or Off-Balance Sheet Obligations with an outstanding principal amount (or implied or attributed principal amount) in excess of $100,000,000.

Section 6.11.    Compliance with Laws.

It and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except where non-compliance with any such statute, rule, regulation, order or restriction cannot reasonably be expected to have a Material Adverse Effect. Neither it nor any of its Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

Section 6.12.    AML Laws, Anti-Corruption Laws and Sanctions.

Whirlpool has implemented and maintains in effect policies and procedures designed to ensure compliance by Whirlpool, its Subsidiaries, and by their respective directors, officers, employees and agents in connection with such individual’s actions on behalf of Whirlpool or the applicable Subsidiary, with applicable Anti-Corruption Laws, applicable AML Laws and applicable Sanctions, and Whirlpool and, to Whirlpool’s actual knowledge, its Subsidiaries and their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions in all material respects. None of (a) Whirlpool, any Subsidiary or, to the actual knowledge of Whirlpool, any of their respective directors, officers or employees, or (b) to the actual knowledge of Whirlpool, any agent of Whirlpool or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The borrowing by the Borrower of any Advance and the use of proceeds thereof by the Borrower will not cause a violation of any applicable Anti-Corruption Law, applicable AML Law or Sanctions applicable to any party hereto.

Section 6.13.    Investment Company Act.

Neither Whirlpool nor any of its Subsidiaries is an “investment company” or an “affiliated person” thereof or an “affiliated person” of such affiliated person as such terms are defined in the Investment Company Act of 1940, as amended.

Section 6.14.    Environmental Matters.

In the ordinary course of its business, Whirlpool conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of Whirlpool and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, Whirlpool has concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, would not reasonably be expected to have a Material Adverse Effect.

Section 6.15    Proper Legal Form.

Each Loan Document to which the Borrower is a party is in proper legal form under the law of the jurisdiction in which the Borrower is organized, formed or incorporated for the enforcement thereof against the Borrower under the law of such jurisdiction. To ensure the legality, validity, enforceability or admissibility in evidence of each such Loan Document in such jurisdiction, it is not necessary that any such Loan Document or any other document be filed or recorded with any court or other authority of such jurisdiction or that any stamp or similar tax be paid on or in respect of any such Loan Documents.

Section 6.16    Solvency.

Immediately after giving effect to each Advance made on the Effective Date, (a) each of the Borrower and Whirlpool is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) neither the Borrower nor Whirlpool intends to, nor does it believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) neither the Borrower nor Whirlpool is engaged in a business or a transaction, nor is it about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital, (d) the fair value of the assets of each of the Borrower and Whirlpool is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of each of the Borrower and Whirlpool is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 6.17    Tax Shelter Regulations.

The Loan Parties do not intend to treat the Advances as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any Loan Party determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If any Loan Party so notifies the Administrative Agent, the Loan Parties acknowledge that one or more of the Lenders may treat its Advances as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

Section 6.18    Beneficial Ownership Certification.

As of the Effective Date, the information included in each Beneficial Ownership Certification is true and correct in all respects.

Section 6.19.    EEA Financial Institution.

No Loan Party is an EEA Financial Institution (as defined in Section 10.14).

ARTICLE 7

COVENANTS

During the term of this Credit Agreement, unless the Required Lenders shall otherwise consent in writing:

Section 7.01.    Financial Reporting.

Whirlpool will maintain, for Whirlpool and each of its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Administrative Agent, for distribution to the Lenders:

(i)    Within 90 days after the close of each of Whirlpool’s fiscal years, an unqualified audit report certified by independent certified public accountants of recognized national standing selected by Whirlpool, prepared in accordance with generally accepted accounting principles on a consolidated basis for Whirlpool and its Consolidated Subsidiaries, including a consolidated balance sheet as of the end of such period and related consolidated statements of earnings and cash flows, provided that Whirlpool shall not be required to furnish separately any such financial statements that are filed electronically with the Securities and Exchange Commission by Whirlpool at the times specified herein, and accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof;

(ii)    Within 60 days after the close of each of the first three quarterly periods of each of Whirlpool’s fiscal years, for Whirlpool and the Consolidated Subsidiaries, an unaudited consolidated balance sheet as at the close of such period and a consolidated statement of earnings and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified, subject to year-end audit adjustments, by an Authorized Officer; provided that Whirlpool shall not be required to furnish separately any such financial statements that are filed electronically with the Securities and Exchange Commission by Whirlpool at the times specified herein;

(iii)    Together with the financial statements required pursuant to clauses (i) and (ii) above, a compliance certificate in substantially the form of Exhibit D hereto signed by an Authorized Officer showing the calculations necessary to determine compliance with this Credit Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof;

(iv)    Promptly upon the furnishing thereof to the shareholders of Whirlpool, copies of all financial statements, reports and proxy statements so furnished, provided that Whirlpool shall not be required to furnish separately any such financial statements, reports and proxy statements that are filed electronically with the Securities and Exchange Commission by Whirlpool at the times specified herein;

(v)    Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Whirlpool or any of its Subsidiaries files with the Securities and Exchange Commission; provided that documents that are required to be delivered pursuant to this clause (v) shall be deemed to be delivered on the date on which Whirlpool or any of its Subsidiaries files such documents with the Securities and Exchanges Commission and provides written notification of such filing to the Administrative Agent;

(vi)    If and when Whirlpool or any member of the Controlled Group (A) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which would constitute grounds for a termination of such Plan under ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any Reportable Event, (B) receives notice of complete or partial withdrawal liability under Title IV of ERISA, (C) receives notice that any Multiemployer Plan is in reorganization under Section 4242 of ERISA or may become insolvent under Section 4245 of ERISA or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, or (D) receives notice from the PBGC that it will institute proceedings asserting liability under Title IV of ERISA or to terminate a Plan under Section 4042 of ERISA or will apply to the appropriate United States District Court to seek the appointment of a trustee to administer any Plan, then, in each such event, Whirlpool shall deliver to the Administrative Agent copies of such notice given, required to be given or received, as the case may be; provided that Whirlpool shall be required to deliver copies of the notices referred to in this Section 7.01(vi) only to the extent that it knows or should know of the giving or receipt of such a notice;

(vii)    Within a reasonable time after receipt of a request therefor, which time shall in any event be not less than two days nor more than thirty days, such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request; and

(viii)    Promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Advances as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form.

Section 7.02.    Use of Proceeds.

The Borrower will use the proceeds of the Advances only for general corporate purposes (including the financing of Acquisitions). The Borrower will not, and the Borrower will not permit any of its Affiliates to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U) in contravention of Regulation X. The Borrower will not request any Borrowing, and the Borrower shall not use, or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws or applicable AML Laws, (B) for the purpose of funding, financing or facilitating any unlawful activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.03.    Notice of Default.

Promptly after any Authorized Officer referenced in clauses (i), (ii) or (iii) of the definition of Authorized Officer or any assistant treasurer of Whirlpool or any executive officer or assistant treasurer of the Borrower becomes aware of the occurrence of any Default or Unmatured Default, Whirlpool will give notice in writing to the Administrative Agent for distribution to the Lenders of the occurrence of such Default or Unmatured Default.

Section 7.04.    Existence.

Whirlpool will, and will cause each of its Subsidiaries to, do all things necessary to remain duly incorporated or otherwise organized, validly existing and (to the extent applicable) in good standing in its jurisdiction of incorporation or organization and maintain all requisite authority to conduct its business in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business is such that failure to maintain such authority has resulted or could result in a Material Adverse Effect; provided, however, that the existence of any Subsidiary which is not the Borrower may be terminated and any right, franchise or license of any Subsidiary which is not the Borrower may be terminated or abandoned if in the good faith judgment of the appropriate officer or officers of Whirlpool, such termination or abandonment is in its best interest and is not materially disadvantageous to the Lenders.

Section 7.05.    Taxes.

Whirlpool will, and will cause each of its Subsidiaries to, pay when due all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings diligently conducted (or, in the case of any such tax, those the payment of which can be delayed without penalty) and with respect to which adequate reserves have been set aside or those the nonpayment of which would not reasonably be expected to result in a Material Adverse Effect.

Section 7.06.    Insurance.

Whirlpool will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies, or by way of such self-insurance as Whirlpool considers appropriate, insurance on its Property in such amounts and covering such risks of loss of a character usually insured by corporations of comparable size and financial strength and with comparable risks.

Section 7.07.    Compliance with Laws.

Whirlpool will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject (including, without limitation, all laws, rules or regulations under ERISA and all environmental laws and regulations) which, if violated, would reasonably be expected to have a Material Adverse Effect. Whirlpool will maintain in effect and enforce policies and procedures designed to ensure compliance by Whirlpool and its Subsidiaries and by their respective directors, officers, employees and agents in connection with such individuals’ actions on behalf of Whirlpool or the applicable Subsidiary, with applicable Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.

Section 7.08.    Inspection.

Whirlpool will, and will cause each of its Subsidiaries to, permit the Lenders, by their respective representatives and agents, to inspect at all reasonable times, and at the risk and expense of the inspecting party, any of the Properties, corporate books and financial records of Whirlpool and each of its Subsidiaries, to examine and make copies (subject to any confidentiality agreement reasonably acceptable to the applicable Loan Party and the inspecting party, copyright laws and similar reasonable requirements) of the books of accounts and other financial records of Whirlpool and each of its Subsidiaries, and to discuss the affairs, finances and accounts of Whirlpool and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

Section 7.09.    Consolidations, Mergers, Dissolution and Sale of Assets.

Whirlpool will not, nor will it permit the Borrower to, sell, lease, transfer or otherwise dispose of all or substantially all of its assets (whether by a single transaction or a number of related transactions and whether at one time or over a period of time) or to dissolve or to consolidate with or merge into any Person or permit any Person to merge into it, except that (i) Whirlpool or the Borrower may consolidate with or merge into, any other Person, or permit another Person to merge into it so long as (a) if such transaction involves Whirlpool, Whirlpool shall be the continuing or surviving Person, (b) subject to clause (a), if such transaction involves the Borrower, the Borrower shall be the continuing or surviving Person and (c) immediately after such merger or consolidation or sale, there shall not exist any Default or Unmatured Default and (ii) the Borrower may sell all or substantially all of its assets to Whirlpool.

Section 7.10.    Liens.

Whirlpool will not, nor will Whirlpool permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien in or on any of its Property, except:

(i)    Liens existing on the date of this Credit Agreement securing Indebtedness outstanding on the date of this Credit Agreement or any Indebtedness which refinances or replaces such Indebtedness (without increase in the amount thereof in excess of the amount of any fees, expenses or premiums payable in connection with such refinancing or replacement);

(ii)    Liens for taxes not delinquent and Liens for taxes which are being contested in good faith and by appropriate proceedings diligently conducted and in respect to which Whirlpool or such Subsidiary, as the case may be, shall have set aside on its books an adequate reserve;

(iii)    purchase money Liens (including those incurred in connection with synthetic leases) on fixed assets or other physical Properties hereafter acquired and not theretofore owned by Whirlpool or any Subsidiary (provided such Liens are created at the time of acquisition or within 90 days thereafter), and Liens existing on the date of acquisition on fixed assets or other physical Properties acquired by Whirlpool or any Subsidiary after the date hereof and not theretofore owned by Whirlpool or any Subsidiary, if in each such case, such fixed assets or physical Properties are not or shall not thereby become encumbered in an amount in excess of the fair market value thereof at the time such Lien was or will be created (as determined in good faith by the Board of Directors of Whirlpool or such Subsidiary, as the case may be) plus any amount in excess of such fair market value which shall have been applied to Section 7.10(xix) below, and refundings or extensions of the foregoing Liens for amounts not exceeding the principal amounts so refunded or extended and applying only to the same fixed assets or physical Property theretofore subject to such Lien and fixtures and building improvements thereon;

(iv)    (A) any deposit or pledge as security for the performance of any contract or understanding not directly or indirectly in connection with the borrowing of money or the security of Indebtedness, if made and continuing in the ordinary course of business, (B) any deposit or pledge with any governmental agency required or permitted to qualify Whirlpool or any Subsidiary to conduct business, to maintain self-insurance or to obtain the benefits of any law pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, (C) deposits or pledges made in the ordinary course of business to obtain the release of mechanics’, workmen’s, repairmen’s or warehousemen’s Liens or the release of property in the possession of a common carrier, (D) easements, licenses, franchises or minor encumbrances on or over any real property which do not materially detract from the value of such real property or its use in the business of Whirlpool or the applicable Subsidiary, or (E) other deposits or pledges similar to those referred to in clauses (B) and (C) of this Section 7.10(iv), if made and continuing in the ordinary course of business;

(v)    Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor;

(vi)    Liens on Property of any Subsidiary exclusively in favor of Whirlpool or one or more other Subsidiaries;

(vii)    mortgages, pledges, Liens or charges existing on Property acquired by Whirlpool or any Subsidiary through the exercise of rights arising out of defaults on receivables of Whirlpool or any Subsidiary;

(viii)    any banker’s Lien or right of offset on moneys of Whirlpool or any Subsidiary in favor of any lender or holder of its commercial paper deposited with such lender or holder in the ordinary course of business;

(ix)    Liens securing Indebtedness in respect of lease obligations which with respect to Whirlpool or any Subsidiary constitute Non-Recourse Obligations;

(x)    interests of lessees in Property owned by Whirlpool or any Subsidiary where such interests are created in the ordinary course of their respective leasing activities and are not created directly or indirectly in connection with the borrowing of money or the securing of Indebtedness by Whirlpool or any Subsidiary;

(xi)    Liens incidental to the conduct of the business of Whirlpool or any Subsidiary or the ownership of their respective Properties which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of their Properties or materially impair the use thereof in the operation of their businesses;

(xii)    Judgment liens which are not a Default under Section 8.08;

(xiii)    Liens in favor of customs and revenue authorities arising as a matter of law or regulation to secure the payment of customs duties in connection with the importation of goods and deposits made to secure statutory obligations in the form of excise taxes;

(xiv)    Statutory liens of depository or collecting banks on items in collection and any accompanying documents or the proceeds thereof;

(xv)    Liens arising from precautionary UCC financing statement filings regarding operating leases;

(xvi)    Liens on assets located outside of the United States of America arising by operation of law;

(xvii)    Liens securing Indebtedness or Off-Balance Sheet Obligations of Subsidiaries permitted in accordance with Section 7.11;

(xviii)    Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with Whirlpool or any Subsidiary or becomes a Subsidiary;

provided that such Liens were not created by or at the direction of Whirlpool or any of its Subsidiaries (other than any such Subsidiary that was not a Subsidiary at the time of such creation or direction) in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with Whirlpool or such Subsidiary or acquired by Whirlpool or such Subsidiary; and

(xix)    Liens in addition to the Liens permitted by Sections 7.10(i) through (xviii), inclusive; provided that such Liens may not exist if:  (a) the value of all assets subject to such Liens at any time exceeds an amount equal to 10% of the value of all assets of Whirlpool and its Consolidated Subsidiaries or (b) the value of all assets located in the United States of America subject to such Liens at any time exceeds an amount equal to 5% of the value of all assets of Whirlpool and its Consolidated Subsidiaries, in each case, as shown on its most recent audited consolidated balance sheet and as determined in accordance with generally accepted accounting principles or (c) the incurrence of any Indebtedness or Off-Balance Sheet Obligations to be secured by such Liens would cause a violation of Section 7.11.

Section 7.11.    Subsidiary Indebtedness.

Whirlpool will not permit its Subsidiaries to, contract, create, incur, assume or permit to exist Indebtedness or Off-Balance Sheet Obligations if the sum of: (i) the aggregate amount of all Indebtedness and Off-Balance Sheet Obligations contracted, created, incurred, assumed or permitted by a Subsidiary (other than Indebtedness incurred by a Subsidiary under that certain Third Amended and Restated Long-Term Credit Agreement dated as of May 17, 2016 among Whirlpool and certain Subsidiaries, as borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent) plus (ii) without duplication, the amount of all Indebtedness and Off-Balance Sheet Obligations of Whirlpool and its Subsidiaries subject to a Lien (other than Liens permitted by Sections 7.10(i) through (xvi) inclusive or 7.10 (xviii)) exceeds 17.5% of the value of all assets of Whirlpool and its Consolidated Subsidiaries, as shown on its most recent audited consolidated balance sheet and as determined in accordance with generally accepted accounting principles.

Section 7.12.    Debt to Capitalization Ratio.

Whirlpool shall maintain, as of the last day of each fiscal quarter of Whirlpool, a Debt to Capitalization Ratio of less than or equal to 0.60 to 1.00.

Section 7.13.    Interest Coverage Ratio.

Whirlpool shall maintain, as of the last day of each fiscal quarter of Whirlpool, an Interest Coverage Ratio of greater than or equal to 3.00 to 1.00.

Section 7.14.    Ownership of the Borrower.

The Borrower shall at all times be a wholly-owned Subsidiary of Whirlpool.

Section 7.15.    Transactions with Affiliates.

Whirlpool will not, and will not permit any Subsidiary to, directly or indirectly, pay any material amount of funds to or for the account of, make any material investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness, or otherwise) in, lease, sell, transfer or otherwise dispose of any material assets, tangible or intangible, to, or participate in, or effect, any material transaction with, any Affiliate except on an arms-length basis on terms at least as favorable to Whirlpool or such Subsidiary as would have been obtained from a third party who was not an Affiliate.

Section 7.16.    Limitation on Restricted Actions.

Whirlpool will not, nor will it permit its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person’s capital stock (or other equity interests), (b) pay any Indebtedness owed to any Loan Party, (c) make loans or advances to any Loan Party or (d) transfer any of its property to any Loan Party, except for (i) encumbrances or restrictions existing under or by reason of this Credit Agreement, (ii) those imposed by applicable laws or regulations, (iii) agreements in existence and as in effect on the Effective Date (and any refundings, replacements or refinancing of the same not in excess of the then outstanding amount of the obligations thereunder and containing restrictions of a type referred to in clauses (a) through (d) above which are not less favorable to Whirlpool and its Subsidiaries taken as a whole than those set forth in the agreement being refunded, replaced or refinanced), (iv) agreements of a Person existing at the time such Person is acquired by, merged into or consolidated with Whirlpool or any Subsidiary or becomes a Subsidiary; provided that such agreements were not entered into at the direction of Whirlpool or any of its Subsidiaries (other than any such Subsidiary that was not a Subsidiary at the time of such direction) in contemplation of such merger, consolidation or acquisition (and any refundings, replacements or refinancing of the same not in excess of the then outstanding amount of the obligations thereunder and containing restrictions of a type referred to in clauses (a) through (d) above which are not less favorable to Whirlpool and its Subsidiaries taken as a whole than those set forth in the agreement being refunded, replaced or refinanced), (v) in connection with any Lien permitted by Section 7.10 or any document or instrument governing any such Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Lien, (vi) pursuant to customary restrictions and conditions contained in any agreement relating to any sale of assets not prohibited hereunder pending the consummation of such sale, (vii) customary non-assignment provisions in contracts, (viii) agreements entered into on or after the Effective Date containing restrictions of a type referred to in clauses (a) through (d) above which are not less favorable to Whirlpool and its Subsidiaries taken as a whole than those set forth in this Credit Agreement.

Section 7.17.    Limitation on Negative Pledges.

Whirlpool will not, nor will it permit its Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation (each, a “Negative Pledge”) except (a) as set forth in this Credit Agreement, (b) agreements in existence and as in effect on the Effective Date (and any refundings, replacements of the same not in excess of the then outstanding amount of the obligations thereunder and containing Negative Pledges which are not less favorable to Whirlpool and its Subsidiaries taken as a whole than those set forth in the agreement being refunded, replaced or refinanced), (c) agreements of a Person existing at the time such Person is acquired by, merged into or consolidated with Whirlpool or any Subsidiary or becomes a Subsidiary; provided that such agreements were not entered into at the direction of Whirlpool or any of its Subsidiaries (other than any such Subsidiary that was not a Subsidiary at the time of such direction) in contemplation of such merger, consolidation or acquisition (and any refundings, replacements or refinancing of the same not in excess of the then outstanding amount of the obligations thereunder and containing Negative Pledges which are not less favorable to Whirlpool and its Subsidiaries taken as a whole than those set forth in the agreement being refunded, replaced or refinanced), (d) in connection with any Lien permitted by Section 7.10 or any document or instrument governing any such Lien, provided that any such Negative Pledge contained therein relates only to the asset or assets subject to such Lien, (e) customary restrictions and conditions contained in any agreement relating to the sale of any assets not prohibited hereunder pending the consummation of such sale, (f) customary non-assignment provisions in contracts, (g) in connection with Indebtedness incurred by a Foreign Subsidiary that is otherwise permitted hereunder, encumbrances or restrictions that are required by applicable law or governmental regulation on the ability of such Foreign Subsidiary to pay dividends or make distributions, (h) agreements entered into on or after the Effective Date containing Negative Pledges which are not less favorable to Whirlpool and its Subsidiaries taken as a whole than those set forth in Section 7.10.

ARTICLE 8

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

Section 8.01.    Representations and Warranties.

Any representation or warranty made or deemed made by or on behalf of any Loan Party to the Lenders or the Administrative Agent under or in connection with this Credit Agreement or in any certificate or other information delivered in connection with this Credit Agreement or any other Loan Document shall be materially false on the date as of which made or deemed made; provided that to the extent any representation or warranty set forth in Section 6.06 or 6.12 shall have been false on the date made or deemed made in relation to the actions or status of any Subsidiary acquired in connection with a Material Acquisition (including any Subsidiary of the target of such Material Acquisition) and made or existing during the period of 30 days following the consummation of such Material Acquisition, a Default shall not result.

Section 8.02.    Payment.

(i)    Nonpayment of principal under the Loan Documents when due, or

(ii)    nonpayment of interest or any other obligations under any of the Loan Documents within five days after the same becomes due.

Section 8.03.    Covenants.

(a)    The breach by any Loan Party of any of the terms or provisions of Section 7.02, 7.04 (as to existence), 7.09, 7.10, 7.11, 7.12, 7.13, 7.14, 7.16 or 7.17; provided that a breach by a Loan Party of the terms or provisions of Section 7.16 or 7.17 as a result of any action, omission or failure by any Subsidiary acquired in connection with a Material Acquisition (including any Subsidiary of the target of such Material Acquisition) occurring during the period of 30 days following the consummation of such Material Acquisition shall not be a Default (or, for the avoidance of doubt, an Unmatured Default).

(b)    The breach by any Loan Party of any of the terms or provisions of Section 7.01 or 7.03 and such breach shall continue unremedied for a period of five or more Business Days.

(c)    The breach by any Loan Party (other than a breach which constitutes a Default under Section 8.01, 8.02, 8.03(a) or 8.03(b)) of any of the terms or provisions of this Credit Agreement and such breach shall continue unremedied for a period of thirty or more days after the earlier of (i) receipt of written notice from the Administrative Agent or any Lender as to such breach or (ii) the date on which an Authorized Representative of a Loan Party became aware of such breach; provided that a breach by a Loan Party of the terms or provisions of Section 7.05, 7.06, 7.07, 7.08 or 7.15 as a result of any action, omission or failure by any Subsidiary acquired in connection with a Material Acquisition (including any Subsidiary of the target of such Material Acquisition) occurring during the period of 30 days following the consummation of such Material Acquisition shall not be an Unmatured Default.

Section 8.04.    Other Obligations.

Failure of Whirlpool or any Subsidiary to pay when due Indebtedness (other than the Obligations) or Off-Balance Sheet Obligations in an aggregate amount greater than $100,000,000 (or the Dollar equivalent of Indebtedness or Off-Balance Sheet Obligations denominated in a currency other than Dollars); or the default by Whirlpool or any Subsidiary in the performance of any term, provision or condition contained in any agreement under which any Indebtedness (other than the Obligations) or Off-Balance Sheet Obligations in an aggregate amount greater than $100,000,000 (or the Dollar equivalent of Indebtedness or Off-Balance Sheet Obligations denominated in a currency other than Dollars) was created or is governed, the effect of which is to cause, or to permit the holder or holders of any Indebtedness or Off-Balance Sheet Obligations to cause, Indebtedness or Off-Balance Sheet Obligations in an aggregate amount greater than $100,000,000 (or the Dollar equivalent of Indebtedness or Off-Balance Sheet Obligations denominated in a currency other than Dollars) to become due prior to its stated maturity; or Indebtedness (other than the Obligations) or Off-Balance Sheet Obligations in an aggregate amount greater than $100,000,000 (or the Dollar equivalent of Indebtedness or Off-Balance Sheet Obligations denominated in a currency other than Dollars) shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

Section 8.05.    Bankruptcy.

Whirlpool or any Material Subsidiary shall (i) have an order for relief entered with respect to it under the Bankruptcy Code or any other bankruptcy, insolvency or other similar law as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) fail to pay, or admit in writing its inability to pay, its debts generally as they become due, (iv) apply for, seek, consent to, or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (v) institute any proceeding seeking an order for relief under the Bankruptcy Code or any other bankruptcy, insolvency or other similar law as now or hereafter in effect or seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under the Bankruptcy Code or any other law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it or (vi) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.05.

Section 8.06.    Receivership, Etc.

Without the application, approval or consent of Whirlpool or any Material Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party or any Material Subsidiary or any Substantial Portion of the Property of any such Person, or a proceeding described in Section 8.05(v) shall be instituted against Whirlpool or any Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 90 consecutive days.

Section 8.07.    Judgments.

Whirlpool or any Subsidiary shall fail within sixty days to pay, bond or otherwise discharge or settle any judgment or order for the payment of money in excess of $100,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith.

Section 8.08.    ERISA.

A contribution failure occurs with respect to any Plan sufficient to give rise to a lien under Section 303(k) of ERISA, or any notice of intent to terminate a Plan having aggregate Unfunded Vested Liabilities in excess of $100,000,000 shall be filed by a member of the Controlled Group and/or any Plan administrator, or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan, or a condition shall exist which would entitle the PBGC to obtain a decree adjudicating that any such Plan must be terminated.

Section 8.09.    Guaranty.

Whirlpool’s guaranty of the Guaranteed Obligations pursuant to Article 4 shall cease to be in full force and effect as a legal, valid, binding and enforceable obligation of Whirlpool or Whirlpool shall disaffirm or seek to disaffirm any of its obligations under or with respect to its guaranty of the Guaranteed Obligations pursuant to Article 4.

Section 8.10.    Change of Control.

Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 40% or more of the outstanding shares of common stock of Whirlpool; or, during any period of 12 consecutive calendar months, individuals who were directors of Whirlpool on the first day of such period (together with any new directors whose election or nomination to the Board of Directors of Whirlpool was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason other than retirement, death, or disability to constitute a majority of the board of directors of Whirlpool.

ARTICLE 9

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 9.01.    Acceleration; Allocation of Payments after Acceleration.

(a)    If any Default described in Section 8.05 or 8.06 occurs, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations of the Borrower shall immediately become due and payable without presentment, demand, protest or notice of any kind (all of which the Borrower hereby expressly waives) or any other election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders may (i) terminate or suspend the obligations of the Lenders to make Loans hereunder, or (ii) declare the Obligations of the Borrower to be due and payable, or both, in each case upon written notice to the Borrower, whereupon such obligations shall terminate or be suspended, as the case may be, and/or the Obligations shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which the Borrower hereby expressly waives.

(b)    Notwithstanding any other provisions of this Credit Agreement, after acceleration of the Obligations, all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Loan Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Loan Documents;

SECOND, to payment of any fees owed to the Administrative Agent or any Lender;

THIRD, to the payment of all accrued interest payable to the Lenders hereunder;

FOURTH, to the payment of the outstanding principal amount of the Advances, pro rata, as set forth below;

FIFTH, to all other obligations which shall have become due and payable under the Loan Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FIRST”, “THIRD,” “FOURTH” and “FIFTH” above.

Section 9.02.    Judgment Currency.

(i)    The Loan Parties’ obligations under the Loan Documents to make payments in euros (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under the Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Euro Amount, determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(ii)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, such amount payable by the applicable Loan Party shall be reduced or increased, as applicable, such that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. Each Loan Party agrees to pay any additional amounts payable by it under this subsection (ii) as a separate obligation notwithstanding any such judgment or judicial award.

Section 9.03.    Amendments.

Subject to the provisions of this Article 9, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Loan Parties may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Loan Parties hereunder or waiving any Default or Unmatured Default hereunder; provided, however, that no such supplemental agreement shall without the consent of each Lender directly affected thereby:

(i)    Extend the maturity of any Loan or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any interest thereon;

(ii)    Reduce the rate or extend any fixed date of payment of any fees due hereunder;

(iii)    Change the order of application of funds under Section 9.01(b);

(iv)    Change the percentages specified in the definition of Required Lenders;

(v)    Extend the Termination Date or increase the amount of the Commitment of any Lender hereunder, or permit any Loan Party to assign its rights or obligations under this Credit Agreement;

(vii)    Amend or modify, or waive any requirement under, this Section 9.03; or

(vii)    Release Whirlpool from its Guaranteed Obligations.

No amendment of any provision of this Credit Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 13.03(b) without obtaining the consent of any of the Lenders.

Section 9.04.    Preservation of Rights.

No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or Unmatured Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders or the Required Lenders, as applicable, pursuant to Section 9.03, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE 10

GENERAL PROVISIONS

Section 10.01.    Survival of Representations.

All representations and warranties of the Loan Parties contained in this Credit Agreement shall survive the making of the Loans.

Section 10.02.    Governmental Regulation.

Anything contained in this Credit Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 10.03.     Headings.

Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 10.04.     Entire Agreement.

The Loan Documents embody the entire agreement and understanding among the Loan Parties, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Loan Parties, the Administrative Agent and the Lenders relating to the subject matter thereof except as contemplated in Section 2.07.

Section 10.05.    Several Obligations.

The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. No Lender shall have any liability for the failure of any other Lender to perform its obligations hereunder. This Credit Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Credit Agreement, each Indemnified Person and their respective successors and assigns.

Section 10.06.     Expenses; Indemnification.

The Borrower shall reimburse the Administrative Agent for any reasonable and documented costs, internal charges and out-of-pocket expenses (including reasonable and documented attorneys’ fees, but only for a single outside counsel and any necessary local counsel) paid or incurred by the Administrative Agent in connection with the preparation, negotiation, review, execution, delivery, amendment, modification and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable and documented costs, internal charges and out-of- pocket expenses (including reasonable and documented attorneys’ fees but only for a single outside counsel (and, in the case that there is a conflict between the Administrative Agent and any Lender, or between any of the Lenders, of one counsel for each conflicting Lender) and any necessary local counsel) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Administrative Agent, the Arranger and each Lender and each of their respective directors, officers, affiliates, agents and employees (each an “Indemnified Person”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, a Lender or any other Indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to the Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder; provided, however, that the Borrower shall not be liable to any Indemnified Person for any such loss, claim, damage, penalty, judgment, liability or expense resulting from such Indemnified Person’s gross negligence or willful misconduct or from a successful claim brought by any of the Loan Parties against an Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder or under any other Loan Document. This Section shall not apply with respect to Taxes other than Taxes that represent losses, claims and damages arising from any non-Tax claim or described in the preceding sentence. The obligations of the Borrower under this Section 10.06 shall survive the termination of this Credit Agreement.

Section 10.07.    Severability of Provisions.

Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 10.08.     Nonliability of Lenders.

The relationship between the Loan Parties and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to any Loan Party. Neither the Administrative Agent nor any

Lender undertakes any responsibility to the Loan Parties to review or inform any of the Loan Parties of any matter in connection with any phase of the business or operations of any of the Loan Parties.

Section 10.09.     CHOICE OF LAW.

This Credit Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Credit Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 10.10.     CONSENT TO JURISDICTION.

(a)    Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto, or any Related Party of the foregoing in any way relating to this Credit Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b)    The Borrower hereby irrevocably appoints Whirlpool as its true and lawful attorney-in-fact (the “Service of Process Agent”) in its name, place and stead to accept service of any and all writs, summons and other legal process and any such enforcement proceeding brought in the State of New York and agrees that service by the mailing, of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Schedule IV, such service to become effective 30 days after such mailing, of any enforcement proceeding may be made upon such Service of Process Agent and that it will take such action as necessary to continue such appointment in full force and effect or to appoint another such Service of Process Agent satisfactory to the Administrative Agent for service of process. Whirlpool hereby irrevocably accepts such appointment and agrees to serve in the capacity of Service of Process Agent.

(c)    With respect to the Borrower:

(i)    Without limiting the generality of subsections (a) and (b) of this Section 10.10, the Borrower agrees that any controversy or claim with respect to it arising out of or relating to this Credit Agreement or the other Loan Documents may, at the sole option of the Administrative Agent and the Lenders, be settled immediately by submitting the same to binding arbitration in the City of New York, New York (or such other place as the parties may agree) in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Upon the request and submission of any controversy or claim for arbitration hereunder, the Administrative Agent shall give the Borrower not less than 45 days written notice of the request for arbitration, the nature of the controversy or claim, and the time and place set for arbitration. The Borrower agrees that such notice is reasonable to enable it sufficient time to prepare and present its case before the arbitration panel. Judgment on the award rendered by the arbitration panel may be entered in any court including, without limitation, any court of the State of New York or any federal court sitting in the State of New York. The expenses of arbitration shall be paid by the Borrower.

(ii)    The provisions of subsection (i) above are intended to comply with the requirements of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “Convention”). To the extent that any provisions of such subsection (i) are not consistent with or fail to conform to the requirements set out in the Convention, such subsection (i) shall be deemed amended to conform to the requirements of the Convention.

(iii)    The Borrower hereby specifically consents and submits to the jurisdiction of the courts of the State of New York and courts of the United States located in the State of New York for purposes of entry of a judgment or arbitration award entered by the arbitration panel.

Section 10.11.     WAIVER OF JURY TRIAL; WAIVER OF CONSEQUENTIAL DAMAGES.

AS AN INDUCEMENT TO ENTER INTO THIS CREDIT AGREEMENT, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER. Each party hereto agrees not to assert any claim against any other party hereto, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, or any theory of liability for special, indirect, consequential or punitive damages arising out of or otherwise relating to any transactions contemplated therein.

Section 10.12.     Binding Effect; Termination.

(i)    This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.01 have been satisfied or shall have been waived in accordance with Section 9.03 and it shall have been executed by the Loan Parties and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Administrative Agent and each Lender and their respective successors and assigns.

(ii)    This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Obligations have been paid in full and all Commitments have been terminated. Upon termination, the Loan Parties shall have no further obligations (other than the indemnification provisions that survive) under the Loan Documents; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Loan Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or a Lender in connection therewith shall be deemed included as part of the Obligations.

Section 10.13.     Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority or self-regulatory body; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.13, to (i) any Purchaser of or Participant in, or any prospective Purchaser of or Participant in, any of its rights or obligations under this Credit Agreement (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to the Obligations or (iii) to any credit insurance provider relating to the Borrower and the Obligations; (g) with the consent of Whirlpool; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.13 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Whirlpool and its Subsidiaries; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from the Loan Parties relating to Whirlpool and its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Whirlpool and its Subsidiaries and other than information pertaining to this Credit Agreement routinely provided by the Arranger to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 10.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.14. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in this Credit Agreement, any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
As used in this Credit Agreement:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution

Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 10.15. Confidentiality of Funding Rates.

(a)    Confidentiality and Disclosure. The Administrative Agent and each Loan Party agree to keep each rate provided by a Lender for purposes of determining the Cost of Funds Rate (each such rate notified by a Lender, a “Funding Rate”) confidential and not to disclose it to anyone, provided that:
(i)    The Administrative Agent may disclose any Funding Rate (x) to the Borrower pursuant to Section 2.08(h) and (y) to any Person appointed by it to provide administration services in respect of this Agreement to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement as agreed between the Administrative Agent and the relevant Lender; and
(ii)    The Administrative Agent may disclose any Funding Rate, and any Loan Party may disclose any Funding Rate, to (A) any of its Affiliates and any of its or their Related Parties, if any Person to whom that Funding Rate is to be given pursuant to this paragraph (ii) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it; (B) any Person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the Person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Administrative Agent or the applicable Loan Party, as the case may be, it is not practicable to do so in the circumstances; (C) any Person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the Person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Administrative Agent or the applicable Loan Party, as the case may be, it is not practicable to do so in the circumstances; and (D) any Person with the consent of the relevant Lender.
(b)    Related Obligations. (i) The Administrative Agent and the Borrower acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Administrative Agent and the Borrower undertake not to use any Funding Rate for any unlawful purpose.
(ii)    The Administrative Agent and the Borrower agree (to the extent permitted by law and regulation and to the extent not prohibited by any court or legal proceedings or Governmental Authority) to use its commercially reasonable efforts to inform the relevant Lender (A) of the circumstances of any disclosure made pursuant to paragraph (a)(ii)(B) this Section 10.15 except where such disclosure is made to any of the Persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and (B) upon becoming aware that any information has been disclosed in breach of this Section 10.15.

ARTICLE 11

THE ADMINISTRATIVE AGENT

Section 11.01.    Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 11.02.    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Whirlpool or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03.    Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Unmatured Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Whirlpool or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 9.03), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until notice describing such Default or Unmatured Default is given to the Administrative Agent in writing by a Loan Party or a Lender.

(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Unmatured Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 11.04.    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon, provided that the Administrative Agent shall not rely on any oral or telephonic communication of any Borrowing Notice (which shall be in writing and otherwise in compliance with Section 2.03(e)) or any other communication directing the transfer of funds to the account of the Borrower. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05.    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent. The Administrative

Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

Section 11.06.    Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and Whirlpool. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject, so long as no Default is continuing, to the consent (not to be unreasonably withheld) of Whirlpool, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and which in any event shall not be a Defaulting Lender. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor meeting the qualifications set forth above (including that such successor be consented to by Whirlpool so long as no Default is continuing and that such successor shall not be a Defaulting Lender). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Whirlpool and such Person remove such Person as Administrative Agent and, in consultation with Whirlpool, appoint a successor meeting the qualifications set forth in clause (a) above (including that such successor be consented to by Whirlpool so long as no Default is continuing and that such successor shall not be a Defaulting Lender). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Whirlpool and such successor. After the resignation or removal of the Administrative Agent hereunder and under the other Loan Documents, the provisions of this Article and Section 10.06 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 11.07.    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.08.     Reimbursement and Indemnification.

The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments and/or Loans for (i) any amounts not reimbursed by the Loan Parties for which the Administrative Agent (acting as such) is entitled to reimbursement by the Loan Parties under the Loan Documents, (ii) for any other expenses not reimbursed by the Loan Parties incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever and not reimbursed by the Loan Parties which may be imposed on, incurred by or asserted against the Administrative Agent (acting as such) in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.

Section 11.09.    No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arranger, syndication agent or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. No bookrunner, arranger, syndication agent or documentation agent shall have or be deemed to have any fiduciary relationship with any Lender.

Section 11.10.    Lender ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates that:

(i)     none of the Administrative Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million,

(iii)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)     no fee or other compensation is being paid directly to the Administrative Agent or the Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)    The Administrative Agent and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

As used in this Section:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

ARTICLE 12

SETOFF; RATABLE PAYMENTS

Section 12.01.    Setoff.

In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by any Lender to or for the credit or account of any Loan Party may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due, matured or unmatured, contingent or non-contingent; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the applicable Loan Party and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.02.    Ratable Payments.

If, after the occurrence of a Default, any Lender, whether by setoff or otherwise, has payment made to it upon its share of any Advance (other than payments received pursuant to Article 3) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans comprising such Advance held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans comprising such Advance. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. Each Loan Party agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon if paid within two Business Days of the date when such amount is due at a per annum rate equal to the Overnight Base Rate and thereafter at a per annum rate equal to the Overnight Base Rate plus two percent (2%) per annum until the date such amount is paid to the Administrative Agent or such other Lender. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 12.02 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 12.02 to share in the benefits of any recovery on such secured claim.

ARTICLE 13

BENEFIT OF AGREEMENT; PARTICIPATIONS; ASSIGNMENTS

Section 13.01.    Successors and Assigns.

The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Loan Parties, the Lenders and the Administrative Agent and their respective successors and assigns, except that (i) no Loan Party shall have the right to assign its rights or obligations under the Loan Documents without the consent of all of the Lenders, and (ii) any assignment by any Lender must be made in compliance with Section 13.03. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 13.03 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Lender’s rights or obligations hereunder agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

Section 13.02.    Participations.

(a)    Permitted Participations; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in all or a portion of its rights, obligations or rights and obligations under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, all amounts payable by the Borrower under this Credit Agreement shall be determined as if such Lender had not sold such participating interests, and the Loan Parties and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b)    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan.

(c)    Benefit of Setoff. The Loan Parties agree that each Participant shall be deemed to have the right of setoff provided in Section 12.01 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.01 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.01, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.02 as if each Participant were a Lender.

(d)    Effect of Participation. The Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.02 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 2.08(l) (it being understood that the documentation required under Section 2.08(l) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.03; provided that such Participant (A) agrees to be subject to the provisions of Section 3.06 as if it were an assignee under Section 13.03; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Loan Parties to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.01 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.02 as though it were a Lender.

(e)    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 13.03.    Assignments.

(a)    Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) any part of its rights and obligations under the Loan Documents; provided that, (i) unless otherwise provided herein, no assignment may be made without the prior written consent of Whirlpool and the Administrative Agent (such consents not to be unreasonably withheld) unless the proposed Purchaser is a Lender or an Affiliate thereof and (ii) unless Whirlpool and the Administrative Agent shall otherwise consent (each in their sole discretion), (x) such assignment shall be in an amount which is not less than €10,000,000 (or, if less, the remaining amount of the assigning Lender’s Commitment) and in integral multiples of €1,000,000 in excess thereof and (y) such assigning Lender has provided Whirlpool with notice of such assignment at least three Business Days prior to the effective date thereof (which effective date, for the avoidance of doubt, shall be subject to the consents referred to in clause (i) above), including such information regarding the Purchaser as Whirlpool may reasonably request; provided, however, that if a Default under Section 8.02, 8.05 or 8.06 has occurred and is continuing, the consent of Whirlpool shall not be required. Each such assignment shall be substantially in the form of Exhibit C hereto or in such other form as may be agreed to by the parties thereto.

(b)    Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement substantially in the form attached as Exhibit C hereto (an “Assignment”), together with any consent required by Section 13.03(a), (ii) payment of a $3,500 processing fee to the Administrative Agent for processing such assignment and (iii) recordation of such assignment in the Register as required by Section 13.03(c), such assignment shall become effective on the effective date specified in such Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Credit Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Loan Parties, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser.

(c)    Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this paragraph, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender, and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Administrative Agent shall retain a copy of each Assignment delivered to the Administrative Agent pursuant to Section 13.03(b). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered as the owner thereof for all purposes of this Credit Agreement, notwithstanding notice or any provisions herein to the contrary. A Lender’s Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Administrative Agent of an Assignment duly executed by the assignor thereof. No assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section. The Register shall be available for inspection by the Loan Parties and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)    No Assignment to Certain Persons. No assignment shall be made to (i) Whirlpool or any of Whirlpool’s Affiliates, (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (iii) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

Section 13.04.    Dissemination of Information.

Each Loan Party authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Loan Parties and their Subsidiaries.

Section 13.05.    Tax Treatment.

If any interest in any Loan Document is transferred to any Transferee, the transferor Lender shall cause such Transferee, as a condition to such transfer, to comply with the provisions of Section 2.08(l).

Section 13.06.    SPCs.

Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Advance that such Granting Lender would otherwise be obligated to fund pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Advance, the Granting Lender shall be obligated to fund such Advance pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 9.03 (all such voting rights shall be retained by the Granting Lenders), (iv) with respect to notices, payments and other matters hereunder, the Credit Parties, the Administrative Agent and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender and (v) the Granting Lender has provided Whirlpool with three Business Days prior notice of such assignment, including such information regarding the SPC as Whirlpool may reasonably request. The funding of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Advance were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Credit Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Credit Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPC. This Section may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advance is being funded by an SPC at the time of such amendment.

Section 13.07.    Pledges.

    Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender party hereto.

ARTICLE 14

NOTICES

Section 14.01.    Giving Notice.

(a) Except as otherwise permitted by Section 2.08(g) or as provided in subsection (b) below, all notices and other communications provided to any party hereto under this Credit Agreement or any other Loan Document shall be in writing or by telecopy (and promptly confirmed) and addressed or delivered to, in the case of any Loan Party or the Administrative Agent, at its address set forth on Schedule IV hereto and in the case of any Lender, to its address provided in its Administrative Questionnaire, or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, or sent overnight delivery via a reputable carrier, shall be deemed given when received; any notice, if transmitted by telecopy, shall be deemed given when transmitted.

(b)    So long as Wells Fargo or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 7.01(i), (ii), (iii), (iv) and (v) shall be delivered to the Administrative Agent in an electronic or other acceptable medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at kara.treiber@wellsfargo.com or if by another medium to the address of the Administrative Agent. In the event such materials are transmitted to such e-mail address such transmission shall satisfy the Loan Parties’ obligation to deliver such materials. The Loan Parties agree that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Loan Parties, any of their Subsidiaries or any other materials or matters relating to this Credit Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on SyndTrak or a substantially similar electronic system (the “Platform”). The Loan Parties acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(c)    Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Credit Agreement; provided that if requested by any Lender the Administrative Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Credit Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

Section 14.02.    Change of Address.

Subject to Section 10.10(b), each Loan Party, the Administrative Agent and each Lender may change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 15

COUNTERPARTS

This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. This Credit Agreement shall be effective when it has been executed by the Loan Parties, the Administrative Agent and the Lenders and the Administrative Agent has either received such executed counterparts or has been notified, by telecopy, that such party has executed its counterparts. Delivery of an executed counterpart by facsimile shall be effective as an original executed counterpart and shall be deemed a representation that an original executed counterpart will be delivered.

ARTICLE 16

PATRIOT ACT NOTICE

Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act. Each Loan Party shall, reasonably promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

IN WITNESS WHEREOF, the Loan Parties, the Administrative Agent and the Lenders have caused this Credit Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.
WHIRLPOOL CORPORATION

By: /s/ Matthew M. Nochowitz
Name: Matthew M. Nochowitz
Title: Vice President, Tax & Treasurer

WHIRLPOOL EMEA FINANCE S.À R.L.

By: /s/ Matthew M. Nochowitz
Name: Matthew M. Nochowitz
Title: Authorized Signatory

WHIRLPOOL CORPORATION –TERM LOAN AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By: /s/ Meara Kelley
Name: Meara Kelley
Title: Managing Director

WHIRLPOOL CORPORATION –TERM LOAN AGREEMENT

Bank of America, N.A.

By: /s/ J. Casey Cosgrove
Name: J. Casey Cosgrove
Title: Director

WHIRLPOOL CORPORATION –TERM LOAN AGREEMENT

HSBC Bank Plc

By: /s/ Davind Seesurn
Name: Davind Seesurn
Title: Associate Director

WHIRLPOOL CORPORATION –TERM LOAN AGREEMENT

ING Bank N.V., Dublin Branch

By: /s/ Ciaran Dunne
Name: Ciaran Dunne
Title: Director

For any Lender that requires two signature lines:

By: /s/ Sean Hassett
Name: Sean Hassett
Title: Director

WHIRLPOOL CORPORATION –TERM LOAN AGREEMENT

MUFG Bank, Ltd.

By: /s/ Mark Maloney
Name: Mark Maloney
Title: Authorized Signatory

WHIRLPOOL CORPORATION –TERM LOAN AGREEMENT

EXHIBIT A
(to Credit Agreement)

NOTE

______________

Whirlpool EMEA Finance S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 560A, rue de Neudorf, L-2220 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B223.569 (the “Borrower”), promises to pay to the order of _________________ (the “Lender”) the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Term Loan Agreement dated as of June 4, 2018 among the Borrower, Whirlpool Corporation, the lenders (including, without limitation, the Lender) from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent for such lenders (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), on the dates, in the currency and funds, and at the place determined pursuant to the terms of the Credit Agreement, together with interest, in like currency and funds, on the unpaid principal amount hereof at the rates and on the dates determined pursuant to the Credit Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date, amount, currency and maturity of each Loan and the date and amount of each principal payment hereunder, provided, however, that any failure to so record shall not affect the Borrower’s obligations under any Loan Document.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, to which reference is hereby made for a settlement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement. This Note shall be governed by the laws of the State of New York.

WHIRLPOOL EMEA FINANCE S.À R.L.

By:_______________________________
Title:

Exhibit A, Page1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

Date	Principal Amount of Loan	Maturity of Loan	Principal Amount Paid	Unpaid Balance

Exhibit A, Page 2

EXHIBIT B

(to Credit Agreement)

[Reserved]

Exhibit B, Page 1

CUSIP Number:___________________

EXHIBIT C
(the Credit Agreement)

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]:        ______________________________

______________________________

2.	Assignee[s]: ______________________________

______________________________
[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

Exhibit C, Page 1

3.	Borrower(s): Whirlpool EMEA Finance S.à r.l.

4.	Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.
Credit Agreement:    The Term Loan Agreement dated as of June 4, 2018 among Whirlpool Corporation, Whirlpool EMEA Finance S.à r.l., the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.    Trade Date:        ______________]

[Page break]

Exhibit C, Page 2

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:______________________________
Title:

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:______________________________
Title:

[NAME OF ASSIGNEE]

By:______________________________
Title:

[Consented to and] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Administrative Agent

By: _________________________________
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By: ________________________________
Title:

Exhibit C, Page 3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT

1.    Representations and Warranties.

1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.03 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase [the][such] Assigned Interest, and (vii) if it is a Lender that is not incorporated under the laws of the United States of America or a state thereof attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all

Exhibit C, Page 4

of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit C, Page 5

EXHIBIT D
(to Credit Agreement)

COMPLIANCE CERTIFICATE

To:     The Lenders party to the
Term Loan Agreement described below

This Compliance Certificate is furnished pursuant to that certain Term Loan Agreement dated as of June 4, 2018 among Whirlpool Corporation, Whirlpool EMEA Finance S.à r.l., the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent for such lenders, (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.    I am the duly elected _____________ of Whirlpool;

2.    I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Whirlpool and its Consolidated Subsidiaries during the accounting period covered by the attached financial statements;

3.    The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below];

4.    Whirlpool and its Subsidiaries are in compliance with (a) the limitations on Liens set forth in Section 7.10(xix) of the Credit Agreement and (b) the limitations on Indebtedness and Off-Balance Sheet Obligations set forth in Section 7.11 of the Credit Agreement; and

5.    Schedule 1 attached hereto sets forth financial data and computations evidencing Whirlpool’s compliance with Sections 7.12 and 7.13 of the Credit Agreement, all of which data and computations are true, complete and correct.

6.    [Described below are the exceptions, if any, to paragraph 3 above:]

[list, in detail, the nature of each condition or event, the period during which it has existed and the action which the Loan Parties have taken, are taking, or propose to take with respect to each such condition or event]

     ____________________________________

Exhibit D, Page 1

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of ___________, 20__.

__________________________

Exhibit D, Page 2

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of ______, 20 __ with
Sections 7.12 and 7.13 of the Credit Agreement

A.    Compliance with Section 7.12: Debt to Capitalization Ratio

1.    Consolidated Covenant Indebtedness on the                $
date of calculation

2.    Consolidated Shareholders’ Equity on the date of calculation    $

3.    Debt to Capitalization Ratio
(Line A2/Line A1)                                :1.0

Maximum allowed:	Line A3 shall be less than or equal to 0.60 to 1.00.

B.    Compliance with Section 7.13: Interest Coverage Ratio

1.    Consolidated EBITDA for the twelve month period ending on the    $
date of calculation (see Schedule A attached)

2.    Consolidated Interest Expense for the twelve month period         $
ending on the date of calculation

3.    Interest Coverage Ratio
(Line B1 ÷ Line B2)                                :1.0

Minimum required:	Line B3 shall be greater than or equal to 3.00 to 1.00.

Exhibit D, Page 3

EXHIBIT A TO
SCHEDULE I TO COMPLIANCE CERTIFICATE

Calculation of Consolidated EBITDA*

1.    Consolidated net income of Whirlpool and its Consolidated
Subsidiaries (as determined in accordance with GAAP)            $

2.    To the extent such amounts were deducted in the determination of consolidated net income for the applicable period,

(A)    Consolidated Interest Expense                    $

(1)    Per financial statements:            $_____________
(2)    Pro forma from Material Acquisitions (positive) and/or
Material Dispositions (negative):        $__________:

(B)    Taxes in respect of, or measured by, income or excess profits
of Whirlpool and its Consolidated Subsidiaries            $

(C)    Identifiable and verifiable non-recurring restructuring charges
taken by Whirlpool**                            $

(D)    Identifiable and verifiable non-cash pre-tax charges taken
by Whirlpool                                $

(D)    Depreciation and amortization expense                $

(F)    Non-cash charges and expense and fees related to class action or other lawsuits, arbitrations or disputes product recalls, regulatory
proceedings and governmental investigations            $

(G)    Pro forma Material Acquisition (positive) or Disposition
(negative) EBITDA                            $___________

3.    Sum of Lines 2(A) through 2(G)                        $

4.    To the extent such amounts were deducted in the determination of consolidated net income for the applicable period,

(A)    losses (or income) from discontinued operations***            $

(B)    losses (or gains) from the effects of accounting changes***        $

5.    Sum of Lines 4(A) and 4(B)                            $

Exhibit D, Page 4

6.    To the extent such amounts were not deducted in the determination of consolidated net income for the applicable period, cash charges and expense and fees related to class action or other lawsuits, arbitrations or disputes, product recalls, regulatory proceedings and governmental
investigations****                                $

7.    Consolidated EBITDA (Line 1 + Line 3 + Line 5 – Line 6)            $
_____

*For the purpose of calculating Consolidated EBITDA for any period, if during such period Whirlpool or one of its Consolidated Subsidiaries shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period, as determined in good faith by Whirlpool.

**Restructuring charged described in Line 2(C) shall not exceed $100,000,000 in any twelve month period.

***Income or gains described in Lines 4(A) and 4(B) shall be recorded as negative numbers.

****For the avoidance of doubt, to the extent that any amounts in respect of such charges, expenses and fees described in Line 6 have been reserved for and have reduced Consolidated EBITDA during any prior period, such amounts shall not be subtracted in calculating Consolidated EBITDA for any subsequent period even if such previously reserved amounts are paid in cash during such subsequent period.

Exhibit D, Page 5

EXHIBIT E
(to Credit Agreement)

BORROWING NOTICE

________, 20__

To:	Wells Fargo Bank, National Association
as administrative agent (the “Administrative Agent”)

From:         Whirlpool EMEA Finance S.à r.l.

Re:
Term Loan Agreement dated as of June 4, 2018 among Whirlpool Corporation, Whirlpool EMEA Finance S.à r.l., the lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”).

1.    Capitalized terms used herein have the meanings assigned to them in the Credit Agreement.

2.    We hereby give notice pursuant to Section 2.03(e) of the Credit Agreement that we request the following Eurocurrency Rate Advance:

Borrowing Date: _______, 20__

Principal Amount*	Interest Period**

Account of the Borrower to be credited***:

3.    The undersigned hereby certifies that the representations and warranties contained in Article 6 of the Credit Agreement are true and correct in all material respects as of such Borrowing Date (except for the representations and warranties set forth in Sections 6.06 and 6.12 of the Credit Agreement solely as such representations and warranties relate to any Subsidiary

Exhibit E, Page 1

acquired in connection with a Material Acquisition (including any Subsidiary of the target of such Material Acquisition) consummated within 30 days prior to the applicable Borrowing Date, which representations and warranties shall not required to be true and correct pursuant to this condition).

4.    Prior to and after giving effect to such Advance, no Default or Unmatured Default exists.

WHIRLPOOL EMEA FINANCE S.À R.L.

By: ___________________________

Title: __________________________

______________________

* Amount must be €5,000,000 or a larger multiple of €1,000,000.
** With respect to Eurocurrency Rate Advances, one week or one, two, three or six months (or, with the consent of each Lender, such other period of up to twelve months), subject to the provisions of the definition of Interest Period.
*** Borrower to insert all relevant account information, i.e. name of account, account number, routing number, etc.

Exhibit E, Page 2

EXHIBIT F
(to Credit Agreement)

CONTINUATION/CONVERSION NOTICE

________, 200_

To:	Wells Fargo Bank, National Association
as administrative agent (the “Administrative Agent”)

From:         Whirlpool EMEA Finance S.à r.l.

Re:
Term Loan Agreement dated as of June 4, 2018 among Whirlpool Corporation, Whirlpool EMEA Finance S.à r.l., the lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”).

1.    Capitalized terms used herein have the meanings assigned to them in the Credit Agreement.

2.    We hereby give notice pursuant to Section 2.03(g) of the Credit Agreement that we request a continuation or conversion of the following Eurocurrency Rate Advance according to the terms below:

(A)    Date of continuation or conversion
(which is the last day of the
the applicable Interest Period)            _______________________

(B)    Principal amount of
continuation or conversion*            _______________________

(C)    Interest Period and the last day thereof    ***    _______________________

WHIRLPOOL EMEA FINANCE S.À R.L.

By: ___________________________

Title: __________________________

Exhibit F, Page 1

______________________

* Amount must be €5,000,000 or a larger multiple of €1,000,000.
** One week or one, two, three or six months or, with the consent of each Lender, such other period of up to twelve months), subject to the provisions of the definition of Interest Period.

Exhibit F, Page 2

SCHEDULE I
(to Credit Agreement)
COMMITMENTS

Lender	Commitment
Wells Fargo Bank, National Association	€140,000,000.00
Bank of America, N.A.	€115,000,000.00
HSBC Bank plc	€115,000,000.00
ING Bank N.V., Dublin Branch	€115,000,000.00
MUFG Bank, Ltd.	€115,000,000.00

TOTAL	€600,000,000.00

Schedule I

SCHEDULE II
(to Credit Agreement)
PAYMENT OFFICE
OF THE ADMINISTRATIVE AGENT

Schedule II

SCHEDULE III
(to Credit Agreement)
PRICING SCHEDULE (PART I)
“Eurocurrency Margin” means, for any day, the rate set forth below, in basis points per annum, in the column corresponding to the Pricing Level that applies for such day:

Pricing Level	Level I	Level II	Level III	Level IV	Level V
Eurocurrency Margin	75.0	87.5	100.0	112.5	137.5

For purposes of this Schedule, the following terms have the following meanings:
“Level I Pricing” applies at any date if, at such date, Whirlpool’s senior unsecured long-term debt is rated A or higher by S&P or A2 or higher by Moody’s.
Level II Pricing” applies at any date if, at such date, (i) Whirlpool’s senior unsecured long-term debt is rated A- or higher by S&P or A3 or higher by Moody’s and (ii) Level I Pricing does not apply.
“Level III Pricing” applies at any date if, at such date, (i) Whirlpool’s senior unsecured long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) neither Level I Pricing nor Level II Pricing applies.
“Level IV Pricing” applies at any date if, at such date, (i) Whirlpool’s senior unsecured long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) none of Level I Pricing, Level II Pricing or Level III Pricing applies.
“Level V Pricing” applies at any date if, at such date, no other Pricing Level applies.
“Moody’s” means Moody’s Investors Service, Inc.
“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V applies at any date.
“S&P” means S&P Global Ratings, a Standard and Poor’s Financial Services LLC business.
The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of Whirlpool without third-party credit enhancement, and any rating assigned to any other debt security of Whirlpool shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day.
The following provisions are applicable: If Whirlpool is split-rated and the ratings differential is one level, the higher of the two ratings will apply (e.g. BBB+/Baa2 results in Level III Pricing). If Whirlpool is split-rated and the ratings differential is more than one level, the level immediately below the highest rating shall be used (e.g. BBB+/Baa3 results in Level IV Pricing).

Schedule III

SCHEDULE IV
(to Credit Agreement)
NOTICES

Schedule IV